Exhibit 4.86

RESTATED FACILITY AGREEMENT

Originally made on 18 January 2001

Between

TOWER SEMICONDUCTOR LTD.

as the Borrower

and

BANK HAPOALIM B.M.

BANK LEUMI LE–ISRAEL B.M.

as the Banks

(as amended and restated by the
parties through September 29, 2008)

8.	Mandatory Prepayment	61

8.1.	Mandatory Prepayment	61
8.2.	No Reborrowing of Mandatory Prepayment	62
8.3.	Account of Mandatory Prepayment	63
8.4.	Mandatory Prepayment together with Interest and Other Sums Owed	63
8.5.	Currency for Mandatory Prepayment	63
8.6.	Schedule for Mandatory Prepayment	63

9.	Interest	64

9.1.	Interest Rate	64
9.2.	Accrual of Interest	64
9.3.	Payment of Interest	64
9.4.	Certain Compensatory Payments	64

10.	Substitute Interest Rates	67

11.	Commissions, Fees And Expenses	68

11.1.	Front End Fee–Intentionally Deleted	68
11.2.	Commitment Commission–Intentionally Deleted	68
11.3.	Legal and Other Costs	68
11.4.	Consultants	69
11.5.	Stamp Duties and Like Taxes	69
11.6.	Other Commissions, Fees and Expenses	69
11.7.	Currency for Payment	69
11.8.	VAT	70

12.	Taxes	70

12.1.	Taxes	70
12.2.	Notification of Taxes	70
12.3.	Payment and Submission of Receipt	70
12.4.	Tax Saving	71
12.5.	VAT	71

13.	Increased Costs	72

13.1.	Increased Costs	72
13.2.	Exceptions	73

14.	Illegality	73

15.	Representations And Warranties	74

15.1.	General	74
15.2.	Status	75
15.3.	Legal Validity	75
15.4.	Non-Conflict	75
15.5.	No Default	76
15.6.	Consents	76
15.7.	Share Capital	76
15.8.	SEC Documents; Financial Statements	77
15.9.	Business Plan	78
15.10.	Title to Properties; Encumbrances	78
15.11.	Condition and Sufficiency of Assets–Intentionally Deleted	78
15.12.	Customers and Suppliers–Intentionally Deleted	78
15.13.	Permitted Financial Indebtedness	78
15.14.	Financial Indebtedness–Intentionally Deleted	78
15.15.	Taxes–Intentionally Deleted	79
15.16.	No Material Adverse Change–Intentionally Deleted	79

15.17.	Compliance with Laws; Governmental Authorisations	79
15.18.	Legal Proceedings; Orders	80
15.19.	Absence of Certain Changes and Events–Intentionally Deleted	80
15.20.	Contracts; No Defaults–Intentionally Deleted	80
15.21.	Insurance	80
15.22.	Environmental Matters–Intentionally Deleted	80
15.23.	Intellectual Property–Intentionally Deleted	81
15.24.	Grants, Incentives and Subsidies–Intentionally Deleted	81
15.25.	Disclosure–Intentionally Deleted	81
15.26.	Relationships with Related Persons–Intentionally Deleted	81
15.27.	Documents–Intentionally Deleted	81
15.28.	Ranking of Securities	81
15.29.	Shareholdings–Intentionally Deleted	81
15.30.	Repetition	81

16.	Undertakings	81

16.1.	Financial Information	82
16.2.	Accounts and Auditors	87
16.3.	Purpose–Intentionally Deleted	88
16.4.	Negative Pledge	88
16.5.	No Financial Indebtedness	88
16.6.	Pari Passu Ranking	88
16.7.	Distributions	88
16.8.	Intellectual Property Assets	89
16.9.	Environmental Matters	90
16.10.	Insurance	90
16.11.	Mergers and Amalgamations	93
16.12.	Consents	94
16.13.	Material Contracts	94
16.14.	Auditors	94
16.15.	Acquisitions	95
16.16.	Access	95
16.17.	Capital Expenditure–Intentionally Deleted	96
16.18.	Organisational Documents	96
16.19.	Project–Intentionally Deleted	96
16.20.	Business Plan–Intentionally Deleted	96
16.21.	Hedging	96
16.22.	Transactions with Related Persons	97
16.23.	Sale and Leaseback	97
16.24.	Disposals	97
16.25.	Notification of Default	98
16.26.	Compliance with Laws	98
16.27.	Investments in the Borrower	98
16.28.	Taxation–Intentionally Deleted	99
16.29.	Financial Undertakings	100
16.30.	Change of Business	101
16.31.	Bank Accounts	101
16.32.	Prohibition on Change of Ownership	103
16.33.	Utilisation of Excess Cash Flow	104
16.34.	Safety Net Undertaking	104
16.35.	Outside Investment	104
16.36.	Interest Payment Loans; Additional Investment Undertakings–Intentionally Deleted	105
16.37.	Undertakings with Respect to Jazz	106

17.	Default	106

17.1.	Events of Default	106
17.2.	Non-Payment	107
17.3.	Breach of Obligations	107
17.4.	Misrepresentation/Breach of Warranties	107
17.5.	Invalidity	107
17.6.	Cross Acceleration	108
17.7.	Insolvency and Rescheduling	109
17.8.	Winding-Up	110
17.9.	Execution or Other Process	110
17.10.	Material Contracts	110
17.11.	Proceedings	110
17.12.	Consents	111
17.13.	Material Adverse Effect	111
17.14.	Fab 2	111
17.15.	Completion of Fab 2–Intentionally Deleted	111
17.16.	Construction Contract–Intentionally Deleted	111
17.17.	Government Action	112
17.18.	Illegality	112
17.19.	Investment Centre Fab 2 Grants	112
17.20.	Default by the Borrower under any Qualifying Wafer Prepayment Contract–Intentionally Deleted	112
17.20A.	Prohibited Payment under the Permitted Subordinated Debt	112
17.20B.	Outside Investment Undertaking	112
17.20C.	TIC Safety Net Undertaking	113
17.21.	Acceleration	113
17.22.	Loans Due on Demand	115
17.23.	Collection	115
17.24.	Indemnity	115
17.25.	Termination of Commitment–Intentionally Deleted	115

18.	Default Interest	116

18.1.	Default Rate Periods	116
18.2.	Default Interest	116
18.3.	Payment of Default Interest	116

19.	Broken Funding Indemnity	116

19.1.	Broken Funding	116
19.2.	Failure to Draw Advance–Intentionally Deleted	117

20.	Payments	117

20.1.	Payments by Borrower	117
20.2.	Payments by Banks to Borrower–Intentionally Deleted	117

21.	Set-Off	118

21.1.	Conditions for Set-Off	118
21.2.	Debit or Credit of Accounts	118

22.	Application Of Payments	119

22.1.	Insufficient Payment	119
22.2.	Currency Conversion	119

SCHEDULES	DESCRIPTION

Schedules 1.1.2(A)-(B)	Accounts of the Borrower

Schedule 1.1.16	Business Plan

Schedule 1.1.36	Form of Debenture

Schedule 1.1.53	Floating Charge securing Grants made by the Investment Centre in respect of Fab 1

Schedule 1.1.64	Deleted

Schedule 1.1.79	List of Intellectual Property Assets

Schedule 1.1.101	List of Material Contracts

Schedule 1.1.104	Deleted

Schedule 1.1.105	List of Named Directors and Officers

Schedule 1.1.114	Details of equipment and other assets subject to certain Permitted Encumbrances

Schedule 1.1.115(c)	Description of certain exempt Financial Indebtedness of the Group

Schedule 1.1.115(l)	Other Permitted Financial Indebtedness

Schedule 1.1.118	June 6, 2007 Consent

Schedule 1.1.139A	Form of TIC Safety Net Undertaking

Schedule 1.1.147	List of Warrants issued by the Borrower to the Banks

Schedule 15.2	Deleted

Schedule 15.4	Non-conflict

Schedule 15.6	Consents required to be obtained from any person or Governmental Body

Schedule 15.7	Deleted

Schedule 15.10	Exceptions to representations as to good and marketable title to assets and rights

Schedule 15.11	Deleted

Schedule 15.12	Deleted

Schedule 15.13

Listed details and copies of all trust deeds, indentures and other instruments reflecting the terms and conditions of all existing Permitted Subordinated Debt and all Permitted Financial Indebtedness of the Subsidiaries of the Borrower existing as at the Amendment Closing Date

Schedule 15.15.1	Deleted

Schedule 15.17	Exceptions to compliance with law representation

Schedule 15.18	Description of Proceedings pending against the Borrower or any Subsidiary

Schedule 15.19	Deleted

Schedule 15.20	Deleted

Schedule 15.22	Deleted

Schedule 15.23.2	Deleted

Schedule 15.23.3	Deleted

Schedule 15.23.5	Deleted

Schedule 15.24	Deleted

Schedule 15.26	Deleted

Schedule 15.29	Deleted

Schedule 16.1.1(iv)	Form of report setting out a comparison of actual results with projected results of the Borrower

Schedule 16.1.1(v)A	Deleted

Schedule 16.1.1(v)B	Form of certificate of the Auditors setting out the amounts invested in the relevant Quarter by way of Paid-in Equity, capital notes and Permitted Subordinated Debt

Schedule 16.1.1(v)C	Form of certificate of the Auditors setting out amounts received under the Investment Centre Fab 2 Grants in the relevant Quarter

Schedule 16.1.1(v)D	Form of certificate of the Auditors confirming that there has been no breach of the financial covenants

Schedule 16.10.6(a)	Form of endorsement clause to be inserted into each Insurance Policy taken out by the Borrower

Schedule 16.10.6(d)	Types of Insurance Policies taken out by the Borrower which need not be assigned by way of charge

Schedule 16.27	Deleted

Schedule 16.29	Financial Undertakings

Schedule 16.35.1	Form of Outside Investment Undertaking

THIS AGREEMENT was made on the 18th day of January, 2001 and amended and restated by the parties through September 29, 2008,

BETWEEN:

(1)	TOWER SEMICONDUCTOR LTD., a company incorporated under the laws of Israel (company no. 52–004199–7), whose registered office is at P.O. Box 619, Industrial Area, Migdal Haemek 23105, Israel

(“the Borrower”);

AND

(2)	BANK HAPOALIM B.M. and BANK LEUMI LE–ISRAEL B.M.

IT IS HEREBY AGREED AS FOLLOWS:

1.	INTERPRETATION

	1.1.	Definitions

In this Restated Facility Agreement (“this Agreement”), the following terms have the meanings given to them in this clause 1.1:

		1.1.1.	“Accounting Period”	-	means any period of one Quarter or a Fiscal Year for which Accounts are prepared;

		1.1.2.	“Accounts”	-	means, at any time and from time to time:

(a)

the audited non-consolidated annual financial statements of the Borrower (including, for the removal of doubt: (i) a profit and loss statement which reflects the operating profit or loss; (ii) cash flow statement; (iii) sources and uses statement; and (iv) a balance sheet reflecting current assets, current liabilities and fixed assets);

(b)

the reviewed non-consolidated quarterly financial statements of the Borrower (including, for the removal of doubt: (i) a profit and loss statement which reflects the operating profit or loss; (ii) cash flow statement; (iii) sources and uses statement; and (iv) a balance sheet reflecting current assets, current liabilities and fixed assets);

			(c)	the audited consolidated annual financial statements of the Borrower; and

			(d)	the reviewed consolidated quarterly financial statements of the Borrower,

			(e)	[Intentionally Deleted]

all of the Accounts referred to in paragraphs (a) and (c) (inclusive) above to be in the format set out in Schedule 1.1.2(A) hereto (being the December 31, 2007 financial statements of the Borrower) and all of the Accounts referred to in paragraphs (b) and (d) above to be in the format set out in Schedule 1.1.2(B) hereto (being the June 30, 2008 financial statements of the Borrower).

For the removal of doubt, should any of the statements referred to in paragraphs (a) and (b) of this clause 1.1.2 above not be required by GAAP, any reference in this Agreement to the delivery of such Accounts shall also include the supplemental delivery of such statements;

1.1.3.	“Acquisition”	-

means the acquisition, directly or indirectly (whether by one transaction or by a series of related transactions) of any interest whatsoever in the share capital (or equivalent) or the business or undertaking or assets constituting a separate business or undertaking of any company or other person;

1.1.3A.	[Intentionally Deleted]

1.1.3B.	[Intentionally Deleted]

1.1.3C.	[Intentionally Deleted]

1.1.3D.	[Intentionally Deleted]

1.1.4.	[Intentionally Deleted]

1.1.5.	“Alliance”	-	means Alliance Semiconductor Corporation, a corporation incorporated under the laws of Delaware, USA;

1.1.6.	“Amendment Closing Date”	-	means September 29, 2008;

1.1.7.	“Auditors”	-	means Brightman–Almagor & Co., or another leading firm of independent Israeli auditors affiliated to one of the big four internationally recognised firms of auditors;

1.1.8.	[Intentionally Deleted]

1.1.9.	[Intentionally Deleted]

1.1.9A.	“Bank Adviser”	-	shall bear the meaning assigned to such term in clause 16.16.3 below;

1.1.10.	“Bank Hapoalim”	-	means Bank Hapoalim B.M.;

1.1.11.	“Bank Leumi”	-	means Bank Leumi Le–Israel B.M.;

1.1.12.	“Bank” or “Banks”	-	means Bank Hapoalim, Bank Leumi, either of such Banks and any other bank or financial institution, if any, which becomes a party to this Agreement pursuant to clause 25.3 below;

1.1.13.	“Borrower”	-	means Tower Semiconductor Ltd.;

1.1.13A.	[Intentionally Deleted]

1.1.14.	“Business”	-	means the business of an independent “foundry” manufacturer of semiconductor integrated circuits and a provider of related design services, as well as other activities ancillary to such business;

1.1.15.	“Business Day”	-	means:

(a)

with respect to payment, purchase or any other transaction in, or determination of LIBOR for, or performance of, calculations in, sums denominated in US Dollars, a day on which: (i) the Banks are open for trading in Israel in US Dollars; and (ii) banks generally are open for trading in US Dollars in London and New York; and

(b) [Intentionally Deleted]

			(c)	[Intentionally Deleted]

			(d)	[Intentionally Deleted]

			(e)	in all other cases, as a reference to a day (other than Saturday) on which banks generally are open for business in Israel;

1.1.16.	“Business Plan”	-

means the business plan of the Borrower which has been approved by the Board of Directors of the Borrower on September 16, 2008 and provided to the Banks, as such business plan may be updated from time to time, a copy of which business plan is attached hereto as Schedule 1.1.16;

1.1.17.	[Intentionally Deleted]

1.1.18.	“a Change of Ownership”	-

shall occur in the event that at any time during the period commencing on the Amendment Closing Date and ending prior to the date that all amounts payable by the Borrower under the Finance Documents shall have been paid in full, any of the following occurs:

(a)

the Lead Investors shall, directly or indirectly through Subsidiaries, cease to nominate, in aggregate, more than 50% (fifty percent) of the Board of Directors of the Borrower (excluding, for this purpose, external directors (Dahaz), 1 (one) independent director under Nasdaq Marketplace Rules, officers of the Borrower who are ex-officio directors of the Borrower and any directors appointed by a purchaser of the Banks’ shares), it being recorded that the chief executive officer (or one of the co-chief executive officers, as the case may be) may at all times be a director; or

(b)

TIC shall cease to hold (directly or indirectly through Subsidiaries) in the aggregate at least 48,164,483 (forty-eight million one hundred and sixty-four thousand four hundred and eighty-three) ordinary shares (and/or capital notes convertible into such ordinary shares), which represents on the Amendment Closing Date 10% (ten percent) of the issued and outstanding ordinary share capital of the Borrower (assuming conversion, of all capital notes of the Borrower).

For the purposes of this clause 1.1.18, adjustments shall be made to the number of shares referred to in paragraph (b) above to reflect all stock dividends or distributions (including issues of bonus shares), subdivisions of shares, combinations of shares into a smaller number of shares, reclassification of shares or other change in the share capital of the Borrower, such that each number of shares specified as aforesaid shall equal that number of shares which a shareholder holding only the relevant number of shares of the Borrower specified in the aforesaid paragraph (b) would have held after any such stock dividends or distributions (including issues of bonus shares), subdivisions of shares, combinations of shares into a smaller number of shares, reclassification of shares or other change in the share capital of the Borrower, assuming that such shareholder had exercised all rights issued to it pursuant to any of the aforegoing and had not, save by way of exercise of such rights, sold or acquired any shares of the Borrower. For the avoidance of doubt, this paragraph shall not apply to rights offerings conducted by the Borrower not in connection with any of the aforegoing;

1.1.19.	“Charged Accounts”	-	means:

			(a)	(i)

account number 545454__ at Bank Hapoalim, Migdal Haemek Branch No. 728, in the name of the Borrower, into which account: (1) all repayments and prepayments of Loans to Bank Hapoalim will be made; (2) all other payments to Bank Hapoalim under this Agreement are to be made pursuant to this Agreement; (3) gross revenues from the Project (or other sources of revenue) are to be paid pursuant to this Agreement; (4) Grants from the Investment Centre shall be paid or transferred pursuant to this Agreement; (5) subject to (b) below, the proceeds of all Paid-in Equity and Permitted Subordinated Debt are to be paid pursuant to this Agreement; and (6) proceeds of insurance, nationalisation, expropriation, or requisition for title or use, all amounts (including liquidated damages) paid to the Borrower arising out of or in connection with any Contracts entered into by the Borrower and all proceeds of any sale, transfer or licence of assets (including Intellectual Property Assets) used in connection with the Project, are to be paid pursuant to this Agreement (“the Hapoalim Project Account”); and

(ii)

account number13030062 at Bank Leumi, Haifa Branch, in the name of the Borrower into which account: (1) all repayments and prepayments of Loans to Bank Leumi will be made; (2) all other payments to Bank Leumi under this Agreement are to be made pursuant to this Agreement; (3) gross revenues from the Project (or other sources of revenue) are to be paid pursuant to this Agreement; (4) Grants from the Investment Centre shall be paid or transferred pursuant to this Agreement; (5) subject to (b) below, the proceeds of all Paid-in Equity and Permitted Subordinated Debt are to be paid pursuant to this Agreement; and (6) proceeds of insurance, nationalisation, expropriation, or requisition for title or use, all amounts (including liquidated damages) paid to the Borrower arising out of or in connection with any Contracts entered into by the Borrower and all proceeds of any sale, transfer or licence of assets (including Intellectual Property Assets) used in connection with the Project, are to be paid pursuant to this Agreement (“the BLL Project Account”) (the Hapoalim Project Account and the BLL Project Account shall mean the “Project Accounts”) and the Borrower shall be entitled to determine the allocation as between each of the Project Accounts of the funds described in each of (i) and (ii)(3)–(6) above;

(b)

an account or accounts to be opened at a branch or Subsidiary of Bank Leumi and/or Bank Hapoalim outside of Israel into which (if the Borrower so elects by written notice to the Banks), any Paid-in Equity or amount on account of Permitted Subordinated Debt received by the Borrower from non-Israeli investors shall be deposited, provided, for the removal of doubt, that such account or accounts are first duly pledged in favour of the Banks by way of a first-ranking fixed pledge and charge, in a manner satisfactory to the Banks, as security for the Borrower’s obligations under the Finance Documents (such account or accounts, “the Foreign Paid-in Equity Account”);

(c)

in the event that there shall be a New Bank (as referred to in clause 20.1 below), an account to be opened at Bank Leumi or Bank Hapoalim for the purposes of payments to and from such New Bank pursuant to this Agreement, all as referred to in clause 20.1 below; and

(d)	accounts opened and/or to be opened at Bank Hapoalim and Bank Leumi in accordance with clause 1.1.118(e) below (“the Reserve Accounts”);

1.1.20.	[Intentionally Deleted]

1.1.21.	[Intentionally Deleted]

1.1.22.	[Intentionally Deleted]

1.1.23.	“Consent”	-	means any approval, consent, permit, ratification, waiver, licence, exemption, filing, registration or authorisation (including any Governmental Authorisation);

1.1.24.	[Intentionally Deleted]

1.1.25.	[Intentionally Deleted]

1.1.26.	[Intentionally Deleted]

1.1.27.	[Intentionally Deleted]

1.1.28.	[Intentionally Deleted]

1.1.29.	[Intentionally Deleted]

1.1.30.	[Intentionally Deleted]

1.1.31.	[Intentionally Deleted]

1.1.32.	“Contracts”	-	means any agreement, contract, obligation, promise or undertaking, whether oral or written, that is legally binding;

1.1.33.	“Contribution”	-	means, in relation to a Bank at any time, that amount of the Total Outstandings at the time that is owing to such Bank;

1.1.34.	[Intentionally Deleted]

1.1.35.	“Currency Hedging Transaction”	-

includes any foreign exchange transaction, currency swap transaction, cross currency rate swap transaction, currency option, collar transaction or other similar transaction (including any option with respect thereto and any combination in respect thereof);

1.1.36.	“Debenture”	-	means the debenture in the form of Schedule 1.1.36 hereto between the Borrower and the Banks, pursuant to which, subject to the terms and conditions thereof, the Borrower shall grant to the Banks:

(a)

a first-ranking floating charge over all of the Borrower’s undertaking, rights, assets and property whatsoever and wheresoever located, both present and future, not otherwise effectively pledged, charged or assigned as a first-ranking fixed pledge and charge;

(b)

a first-ranking fixed pledge and charge over, inter alia, the following assets, from time to time, of the Borrower: all immovable property, all rights of the Borrower under development agreements and/or lease agreements with the ILA relating to immovable property; all machinery and equipment; all moneys; all bank accounts (including the Charged Accounts), including the investments therein and the debts represented thereby; accounts receivable; goodwill; uncalled share capital; subject to clause 16.15.2, shares and securities (including all shares, rights and securities of the Borrower (with respect to securities held as of January 18, 2001, to the extent the pledge thereof is not expressly prohibited by the terms pursuant to which Borrower acquired shares in such companies) in Azalea Microelectronics Corporation and Tower USA, Inc., subject to the right of the Borrower to sell shares in Azalea Microelectronics Corporation as contemplated by clause 16.24 below); all Intellectual Property Assets and other rights of the Borrower. For the avoidance of doubt, the pledge referred to in this paragraph (b) shall not apply to reserves for employee social benefits which have been reserved for at third party funds, which may not be pledged under law and/or contract;

(c)

a first-ranking fixed pledge and charge (assignment by way of charge) over all rights and interest of the Borrower under all Material Contracts, from time to time, as well as under all ancillary documentation relating thereto, including under all performance bonds, sureties, collateral and other securities to the obligations of the counterparties to any of the aforegoing Material Contracts, as well as an assignment by way of charge of all sums to be paid to the Borrower pursuant to any of the above, but excluding only:

(i)

those Material Contracts in force as of January 18, 2001 which under the express terms of the Material Contract as interpreted by the law governing such Material Contract prohibit the pledging of such Material Contract, provided that this paragraph (i) shall not apply to those Material Contracts which were required to be pledged pursuant to clause 4 of the original Facility Agreement as a condition precedent to the closing of the original Facility Agreement; and

(ii)

those Material Contracts to be entered into after January 18, 2001 which, by the express terms of the Material Contract as interpreted by the law governing such Material Contract prohibit the pledging of such Material Contract despite the best efforts of the Borrower to have such agreement provide otherwise, provided that this paragraph (ii) shall not apply to any lease agreement to be signed between the Borrower and ILA which shall be pledged for the benefit of the Banks; and

(d)

a first-ranking fixed pledge and charge (assignment by way of charge) over all rights, title and interest of the Borrower under all Insurance Policies (including in respect of all sums payable to the Borrower pursuant thereto) (other than Insurance Policies in respect of the liability of the Borrower to third parties or of liability of the Borrower for the damage to property of third parties);

1.1.37.	[Intentionally Deleted]

1.1.38.	[Intentionally Deleted]

1.1.39.	“Default”	-

means any Event of Default or any event which with the giving of notice or lapse of time, or the making of any determination hereunder, or the satisfaction of any other condition (or any combination thereof) would constitute an Event of Default;

1.1.40.	“Distribution”	-

means the declaration or payment of any dividend or distribution on or in respect of any shares of any class of capital stock; the purchase, redemption or other retirement, or the giving of any financing for the purchase, redemption or retirement, of any shares of any class of capital stock (including redeemable shares) or of Permitted Subordinated Debt (save to the extent permitted under the approved terms thereof in accordance with clause 1.1.118 below), directly or indirectly through a Subsidiary or otherwise; the return of equity capital by any person to its shareholders; or any other distribution (within the meaning of such term as defined in Section 1 of the Companies Law, 1999) on or in respect of any shares of any class of capital stock; or any undertaking to do any of the aforegoing;

1.1.41.	[Intentionally Deleted]

1.1.42.	[Intentionally Deleted]

1.1.42A.	“EBITDA (Borrower only)”	-	means:

(1)

for any Quarter commencing from the fourth Quarter of 2009 and for any Fiscal Year thereafter, the following in respect of the period of 4 (four) consecutive Quarters ending on the last day of such Quarter or Fiscal Year (“the Four-Quarter Period”):

				(a)	the sum of the following, in respect of such Four-Quarter Period:

(i)

the operating profit of the Borrower, plus Employee and Other Option Costs. “Employee and Other Option Costs” shall mean costs and expenses already deducted in determining operating profit, (as determined in accordance with GAAP), resulting from the grant or issuance to employees, officers, service providers, suppliers (including the Banks) or directors of the Borrower or its Subsidiaries, of options or warrants to purchase shares of the Borrower, all as reflected in the Accounts and which, prior to 2006, were not required to be deducted in accordance with GAAP; and

(ii) any amortisation and depreciation reflected in the Accounts.

All items referred to above shall be taken from the Borrower’s relevant non-consolidated Accounts, being:

				(A)	in the event that such Four-Quarter Period constitutes a Fiscal Year, the Borrower’s non-consolidated annual Accounts for such Fiscal Year; and

	(B)	in the event that such Four-Quarter Period shall not constitute a Fiscal Year, the non-consolidated quarterly Accounts of the Borrower for each Quarter falling within such Four-Quarter Period;

(2)	for the first Quarter of 2009, the items referred to in paragraphs (i) and (ii) above in respect of such Quarter only, multiplied by 4 (four);

(3)

for the second Quarter of 2009: (x) the items referred to in paragraphs (i) and (ii) above in respect of the first Quarter of 2009; plus (y) the items referred to in paragraphs (i) and (ii) above in respect of the second Quarter of 2009, multiplied by 3 (three); and

(4)

for the third Quarter of 2009: (x) the items referred to in (paragraphs (i) and (ii) above in respect of the first 2 (two) Quarters of 2009; plus (y) the items referred to in paragraphs (i) and (ii) above in respect of the third Quarter of 2009, multiplied by 2 (two);

1.1.43.	“EBITDA (Consolidated)”	-	means:

(1)

for any Quarter commencing from the fourth Quarter of 2009 and for any Fiscal Year after 2009, the following in respect of the period of 4 (four) consecutive Quarters ending on the last day of such Quarter or Fiscal Year (“the Four-Quarter Period”):

				(a)	the sum of the following, in respect of such Four-Quarter Period:

(i)

the operating profit of the Borrower, plus Employee and Other Option Costs. “Employee and Other Option Costs” shall mean costs and expenses already deducted in determining operating profit, (as determined in accordance with GAAP), resulting from the grant or issuance to employees, officers, service providers, suppliers (including the Banks) or directors of the Borrower or its Subsidiaries, of options or warrants to purchase shares of the Borrower, all as reflected in the Accounts and which, prior to 2006, were not required to be deducted in accordance with GAAP; and

(ii) any amortisation and depreciation reflected in the Accounts.

All items referred to above shall be taken from the Borrower’s relevant consolidated Accounts, being:

				(A)	in the event that such Four-Quarter Period constitutes a Fiscal Year, the Borrower’s consolidated annual Accounts for such Fiscal Year; and

				(B)	in the event that such Four-Quarter Period shall not constitute a Fiscal Year, the consolidated quarterly Accounts of the Borrower for each Quarter falling within such Four-Quarter Period;

			(2)	for the first Quarter of 2009, the items referred to in paragraphs (i) and (ii) above in respect of such Quarter only, multiplied by 4 (four);

(3)

for the second Quarter of 2009: (x) the items referred to in paragraphs (i) and (ii) above in respect of the first Quarter of 2009; plus (y) the items referred to in paragraphs (i) and (ii) above in respect of the second Quarter of 2009, multiplied by 3 (three); and

(4)

for the third Quarter of 2009: (x) the items referred to in (paragraphs (i) and (ii) above in respect of the first 2 (two) Quarters of 2009; plus (y) the items referred to in paragraphs (i) and (ii) above in respect of the third Quarter of 2009, multiplied by 2 (two);

1.1.44.	[Intentionally Deleted]

1.1.45.	“Encumbrance”	-	means:

(a)

any mortgage, charge (whether fixed or floating), pledge, lien, assignment, security interest, title retention or other encumbrance of any kind securing, or any right conferring a priority of payment in respect of, any obligation of any person;

(b)

any arrangement under which moneys or claims to, or the benefit of, a bank or other account may be set-off or made subject to a combination of accounts so as to effect payments of sums owed or payable to any person; or

(c) any other type of preferential arrangement having similar effect;

1.1.46.	“Environment”	-	means the environment, including ambient air, ground water, surface water, land (surface and sub-surface strata);

1.1.47.	“Environmental Claim”	-

means any claim, action, cause of action, administrative proceeding, investigation, notice or other Proceeding by any person or Governmental Body alleging potential liability (including potential liability for investigative costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from: (a) the presence, or Release, of any Materials of Environmental Concern at any location, whether or not owned, leased, controlled or occupied by the Borrower or its Subsidiaries; or (b) circumstances or conditions forming the basis of any violation, or alleged violation, of any Environmental Law. For the purpose of the aforegoing, “Release” means any spilling, leaking, pumping, pouring, emitting, discharging, injecting, escaping, leaching, dumping or disposing into the Environment, including the abandonment or discarding of barrels, containers and other closed receptacles containing Materials of Environmental Concern;

1.1.48.	“Environmental Laws”	-

means all laws (including regulations, ordinances, codes, rules, Orders, decrees, directives and standards) relating to pollution or protection of human health or the Environment (including relating to the manufacture, processing, distribution, use, treatment, storage, transport, planning and building or handling of Materials of Environmental Concern);

1.1.49.	“Environmental Permits”	-	means any permits, licences, authorisations, Consents, approvals and registrations required pursuant to the Environmental Laws;

1.1.49A	[Intentionally Deleted]

1.1.50.	[Intentionally Deleted]

1.1.51.	“Event of Default”	-	means any of the events or circumstances described in clauses 17.2–17.20C (inclusive) below;

1.1.52.	“Excess Cash Flow”	-

for any Fiscal Year, means the cash flow from operating activities for such Fiscal Year, as reflected in the Borrower’s Accounts for such Fiscal Year, or Quarter, as the case may be, determined in accordance with GAAP and expressed in US Dollars;

1.1.53.	“Existing Encumbrance”	-

means that floating charge, ranked subordinate to the charge under the Debenture, in favour of the State of Israel and securing Grants made by the Investment Centre in respect of Fab 1, a copy of which is attached hereto as Schedule 1.1.53;

1.1.54.	“Existing ILA Leases”	-

means the long-term lease agreements between the Borrower and the ILA: (a) dated September 10, 1990 (the rights under which were assigned to the Borrower on February 28, 1992) with regard to the land on which Fab 1 is situated (being parts of plots 19–27 (inclusive), 32–35 (inclusive) and 63 in Block 17453, Migdal Haemek), the area of which is approximately 54,766 square meters; and (b) dated June 24, 2003 with regard to the land on which Fab 2 is situated (being certain parts of plots 19–35 (inclusive) and plot 63, all in Block 17453 not already included in the lease described in paragraph (a) above and parts of plot 12 of Block 17454, all in Migdal Haemek, the area of which is approximately 27,037 square metres;

1.1.55.	“Fab 1”	-	means the Borrower’s Fab facility which was already operating as at January 18, 2001, located in Migdal Haemek;

1.1.56.	“Fab 2”	-	means the Borrower’s Fab facility which began operating in 2003, located in Migdal Haemek;

1.1.57.	[Intentionally Deleted]

1.1.58.	“Facility”	-	means the credit facility which was granted to the Borrower by the Banks pursuant to this Agreement;

1.1.59.	[Intentionally Deleted]

1.1.60.	“Final Maturity Date”	-	means June 30, 2012;

1.1.61.	“Finance Documents”	-

means this Agreement, the Debenture, the Jazz Share Pledge, any other Security Documents, any L/Cs (as defined in clause 1.1.115(j) below) issued by any Bank on account of the Borrower, any other agreement between the Borrower and any Bank in respect of any other Permitted Financial Indebtedness, if any, made available by such Bank to the Borrower and any other agreement or document executed pursuant to any of the aforegoing to which the Borrower is a party, and designated by the Banks as a Finance Document;

1.1.62.	“Financial Indebtedness”	-	means any Indebtedness in respect of or pursuant to:

			(a)	moneys borrowed;

			(b)	any amount raised by acceptance under any credit facility;

(c)

any amount raised pursuant to any note, purchase facility or the issue of bonds, notes, debentures, bills, loan stock or any similar instrument (including any debt security convertible, but not at the relevant time converted, into share capital) having the commercial effect of borrowing (including, moneys raised by the sale of invoices, bills or notes or other financial assets on terms that recourse may be had to the vendor in the event of non-payment of such invoices, bills or financial assets when due);

(d)

the amount of any liability in respect of any lease contract (including any sale and lease back, sale and repurchase and similar agreements and instruments) which would, in accordance with GAAP, be treated as a financial or capital lease;

			(e)	receivables sold or discounted;

			(f)	any amount raised under any other transaction having the commercial effect of borrowing (other than transactions specifically referred to in the other paragraphs of this clause 1.1.62);

			(g)	the acquisition cost of assets or services to the extent payable on deferred payment terms;

(h)

moneys received in consideration for the supply of goods and/or services to the extent received before the due date for such supply where the receipt as aforesaid is arranged primarily as a method of raising finance;

			(i)	any Hedging Transaction or any other derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price;

			(j)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(k)

the amount of any liability in respect of any guarantee, indemnity or other legally binding instrument to assure payment of, or against loss in respect of non-payment of, any of the items referred to in paragraphs (a)–(j) above;

1.1.63.	“Fiscal Year”	-	means a calendar year;

1.1.64.	[Intentionally Deleted]

1.1.65.	“GAAP”	-

means generally accepted accounting principles, in force from time to time, and applicable to Israeli companies the shares of which are listed for trading on the Tel-Aviv Stock Exchange and NASDAQ (being, for purposes of this Agreement, United States generally accepted accounting principles);

1.1.66.	“Governmental Authorisation”	-

means any approval, exemption, notification, licence, permit, waiver, other authorisation issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any law;

1.1.67.	“Governmental Body”	-

means any Israeli (and, for purposes of clauses 1.1.109, 1.1.119, 9.4.6, 16.1.3(ii), 25.4 and 32.3 only, foreign) governmental, national, state, local, municipal or other government, governmental or quasi-governmental authority of any nature (including any governmental agency, branch, ministry, department, official or entity and any court or other tribunal), or body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature. Notwithstanding the aforegoing, “Governmental Body” when used in this Agreement in connection with Jazz or any of its Subsidiaries (including with reference to Governmental Authorisations), shall bear the meaning set out in this clause 1.1.67 above, save that “Israeli” shall be replaced by “United States”;

1.1.68.	“Grants”	-	means all pending and outstanding grants from each Governmental Body of the State of Israel, or from any other Governmental Body, to the Borrower or any Subsidiary;

1.1.69.	“Group”	-	means the Borrower, any Subsidiary and any other entity the accounts of which are in accordance with GAAP to be consolidated with the consolidated Accounts of the Borrower;

1.1.70.	“Hedging Transaction”	-	means any Interest Rate Hedging Transaction and any Currency Hedging Transaction;

1.1.71.	“ILA”	-	means the Israel Lands Authority;

1.1.72.	“Indebtedness”	-	means any obligation (whether incurred as principal or surety or guarantor) for the payment or repayment of money, whether actual or contingent;

1.1.73.	[Intentionally Deleted]

1.1.74.	[Intentionally Deleted]

1.1.75.	“Insurance Adviser”	-

means M.M.I. Risk Management Consultants Ltd., who is retained by the Borrower as insurance adviser to the Banks and the Borrower for the purposes of this Agreement, as such person may, on the request of the Banks, be replaced by another firm acceptable to the Banks and the Borrower, the Borrower’s consent not to be unreasonably withheld;

1.1.76.	“Insurance Policies”	-	means all insurance policies to be maintained or effected, from time to time, by the Borrower in accordance with clause 16.10 below;

1.1.77.	“Insurance Report”	-

means the insurance report dated September 2008 prepared by the Insurance Adviser and addressed to the Banks and the Borrower, including all revisions thereto in the form to be prepared by the Insurance Adviser and addressed to the Banks and the Borrower;

1.1.78.	[Intentionally Deleted]

1.1.79.	“Intellectual Property Assets”	-

means all such rights set forth in paragraphs (a)–(e) below and all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings and blue prints (collectively, “Trade Secrets”); owned, used or licensed by the Borrower as licensee or licensor which are, in each case, used in or are necessary for the conduct of the Business as now conducted and as approved by its Board of Directors to be conducted, including for the design, construction and operation of Fab 2 in accordance with the Business Plan. Schedule 1.1.79 hereto sets forth a list of the Intellectual Property Assets, other than Trade Secrets and unregistered Copyrights:

			(a)	trade names, registered and unregistered trademarks, service marks and applications (collectively, “Marks”);

			(b)	all patents, patent applications and inventions and discoveries that may be patentable (collectively, “Patents”);

			(c)	all copyrights, registered and unregistered in both published works and unpublished works (collectively, “Copyrights”);

			(d)	all domain names; and

			(e)	all mask works, including rights in the topography of integrated circuits;

1.1.80.	“Intercreditor Agreement”	-	means the intercreditor agreement entered into between the Banks;

1.1.81.	“Interest”	-	means:

(a)

interest and amounts in the nature of interest (including the interest element of finance leases, linkage differentials with respect to such interest and any similar payment in respect of indexation with respect to such interest);

			(b)	prepayment penalties or premiums incurred in repaying or prepaying any Financial Indebtedness (including, for the avoidance of doubt, amounts payable pursuant to clause 19 below); and

			(c)	discount fees and acceptance fees payable or deducted in respect of any Financial Indebtedness (including all commissions payable in connection with any letter of credit);

1.1.82.	“Interest Determination Date”	-	in relation to any Interest Period, means the Business Day falling 2 (two) Business Days prior to the first day of such Interest Period;

1.1.83.	“Interest Payment Date”	-	means the last Business Day of each Quarter;

1.1.83A.	[Intentionally Deleted]

1.1.83B.	[Intentionally Deleted]

1.1.84.	“Interest Periods”	-	means consecutive periods of 1 (one) Quarter; provided that, notwithstanding the aforegoing:

			(a)	if any Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the immediately preceding Business Day;

(b)

each Interest Period (other than the first Interest Period) shall commence on the expiry of the Interest Period preceding such Interest Period and, for the removal of doubt, shall, subject to (a) above, end on the last day of the Quarter following such preceding Interest Period;

			(c)	[Intentionally Deleted]

			(d)	no Interest Period may extend later than the Final Maturity Date; and

			(e)	with respect to Unpaid Sums, “Interest Period” shall bear the meaning assigned to such term in clause 18.1 below;

1.1.85.	“Interest Rate Hedging Transaction”	-

includes any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, Interest rate option, knock-out transaction, cap transaction, floor transaction, collar transaction or other similar transaction (including any option with respect thereto and any combination in respect thereof);

1.1.86.	“Investment Centre”	-	means the Investment Centre established under the Encouragement of Capital Investments Law, 1959;

1.1.87.	“Investment Centre Fab 2 Grants”	-	means those grants made and to be made under the Encouragement of Capital Investments Law, 1959, in respect of Fab 2;

1.1.87A.	“Investments (Borrower only)”	-	means actual investments in property and equipment and in other assets and intangible assets, as appearing in the non-consolidated financial statements of the Borrower for the relevant Fiscal Year;

1.1.87B.	“Investments (Consolidated)”	-	means actual investments in property and equipment and in other assets and intangible assets, as appearing in the consolidated financial statements of the Borrower for the relevant Fiscal Year;

1.1.88.	[Intentionally Deleted]

1.1.89.	[Intentionally Deleted]

1.1.89A	“Jazz”	-	means Jazz Technologies, Inc., a Delaware corporation;

1.1.90.	“Knowledge”	-

the Borrower will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving as a Named Director and Officer has, or at any time had, knowledge of such fact or matter;

1.1.91.	[Intentionally Deleted]

1.1.92.	[Intentionally Deleted]

1.1.93.	“Lead Investors”	-	means TIC, Sandisk, Alliance and Macronix;

1.1.94.	“LIBOR”	-

means, with respect to each Interest Period, the rate per annum rounded upward, if necessary, to the nearest whole multiple of 1/16% (one-sixteenth of a percent) for Euro–Dollar deposits for a period of 3 (three) months (or if such Interest Period is less than a Quarter, then for the number of weeks of such Interest Period, rounded-up for part of a week), offered in the London Interbank market, as quoted at or about 11:00 a.m. (London time) on the Interest Determination Date for such Interest Period on the composite display designated as LIBOR 01 áFrasettñ (in the case of Euro–Dollars) to subscribers of the REUTERS service (“Reuters”) or, in the absence of such page or pages, or if Reuters shall, for any reason whatsoever, amend, change or otherwise alter the data basis or the reference banks used by it on the Amendment Closing Date, for quotations under said composite display, the rate of Interest as quoted at or about 11:00 a.m. London time on the relevant Interest Determination Date on such other page or pages of Reuters as shall be determined by the Banks for a period of 3 (three) months or, as the case may be, that number of weeks comprising such Interest Period, rounded-up, as aforesaid (rounded upward, if necessary, to the nearest whole multiple of 1/16% (one-sixteenth of a percent)). In the event that the Reuters service ceases to be available, the Banks may specify another service (and the relevant page thereof) displaying the appropriate LIBOR rate;

1.1.95.	[Intentionally Deleted]

1.1.96.	“Loans”	-

means, at any time, the loans which were granted under this Agreement or, as the case may be, the aggregate principal amount of any such loan outstanding at such time, it being recorded that, as at the Amendment Closing Date, the aggregate principal amount (excluding, for the removal of doubt, accrued Interest and any other amounts owing under the Finance Documents) of the loans is US $202,779,814 (two hundred and two million seven hundred and seventy-nine thousand eight hundred and fourteen United States Dollars), of which US $101,391,517 (one hundred one million three hundred and ninety-one thousand five hundred and seventeen United States Dollars) is owed to Bank Hapoalim and US $101,388,297 (one hundred and one million three hundred and eighty-eight thousand two hundred and ninety-seven United States Dollars) is owed to Bank Leumi; “Loans” shall be construed to mean each of them respectively;

1.1.97.	[Intentionally Deleted]

1.1.98.	“Macronix”	-	means Macronix International Co. Ltd., a company incorporated under the laws of Taiwan;

1.1.99.	[Intentionally Deleted]

1.1.100.	“Material Adverse Effect”	-

means any effect which is or is likely to be materially adverse to: (a) the business or financial condition of the Borrower; (b) the successful implementation of the Project in accordance with the Business Plan; or (c) the ability of the Borrower to perform its obligations under any of the Finance Documents;

1.1.101.	“Material Contracts”	-	means all of the Contracts currently in existence as specified in Schedule 1.1.101 hereto or types of Contracts to be entered into in the future, as specified in Schedule 1.1.101 hereto;

1.1.102.	“Materials of Environmental Concern”	-

means any hazardous chemicals, pollutants, contaminants, hazardous wastes, radioactive or electromagnetic waste, toxic substances, hazardous substances (as “hazardous substances” is defined under applicable Environmental Laws) or any other substance defined or regulated pursuant to Environmental Laws, including fluoride, asbestos, PCBs, petroleum or petroleum derived substances;

1.1.103.	[Intentionally Deleted]

1.1.103A.	[Intentionally Deleted]

1.1.103B.	[Intentionally Deleted]

1.1.103C.	[Intentionally Deleted]

1.1.104.	[Intentionally Deleted]

1.1.105.	“Named Directors and Officers”	-	means those persons from time to time holding the offices in the Borrower listed in Schedule 1.1.105 hereto;

1.1.106.	[Intentionally Deleted]

1.1.107.	“Net Proceeds”	-

means the aggregate consideration received by the Borrower in respect of a sale, transfer, loan or other disposal (“disposal”) of assets (including shares) as referred to in clause 8.1.5 below by the Borrower to any third party after deduction of:

(a)

all amounts paid or provided for or on account of Taxes applicable to, or to any gain resulting from, the disposal as aforesaid or the discharge of any liability secured on the relevant assets (including VAT); and

(b)	all costs, fees, expenses and the like properly incurred by the Borrower in arranging and effecting such disposal;

1.1.107A.	[Intentionally Deleted]

1.1.107B.	[Intentionally Deleted]

1.1.107C.	[Intentionally Deleted]

1.1.108.	“OCS”	-	means the Office of the Chief Scientist in the Ministry of Industry, Commerce and Labour;

1.1.109.	“Order”	-

means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator;

1.1.110.	“Ordinary Course of Business”	-	an action taken by a person will be deemed to have been taken in the “Ordinary Course of Business” only if:

(a)	such action is consistent with the past practices of such person and is taken in the ordinary course of the normal day-to-day operations of such person; and

(b)

such action is similar in nature and magnitude to activities customarily taken in the ordinary course of the normal day-to-day operations of other persons that are in the same line of business as such person;

1.1.111.	“Organisational Documents”	-	means the certificate of incorporation, Memorandum of Association, Articles of Association, by-laws or other documents of incorporation of any person being a corporation;

1.1.111A.	“Outside Investment Undertaking”	-	shall bear the meaning assigned to such term in clause 16.35.1 below;

1.1.112.	“Paid-in Equity”	-

means the aggregate amount paid-up in cash in respect of irredeemable ordinary share capital of the Borrower or in respect of the sale of warrants by the Borrower where the purchase price of such warrants is registered as owners’ equity and is non-refundable and the purchaser or holder of such warrants shall not be entitled to claim refund of such purchase price (or any part thereof) under any circumstances whatsoever. For the removal of doubt: (i) for the purposes of this Agreement, any credit, prepayment or other entitlement granted to any person in respect of any amount paid-up in cash in respect of the irredeemable share capital of the Borrower or in respect of the sale of any warrant pursuant to agreements with such person shall not be regarded as Paid-in Equity and shall be deducted from the amount of such equity; (ii) the subsequent application of the debt of the Borrower represented by such credit, prepayment or other entitlement on account of the purchase price for shares of the Borrower shall not be considered Paid-in Equity at the time of such application; and (iii) the net amount credited in the books of the Borrower as irredeemable share capital as a consequence of the conversion of convertible debentures or any other securities of the Borrower issued or which may be issued by the Borrower shall not be considered Paid-in Equity at the time of such conversion;

1.1.113.	[Intentionally Deleted]

1.1.114.	“Permitted Encumbrances”	-	means:

(a)	any Encumbrance constituted or evidenced by the Security Documents;

(b)	the Existing Encumbrance;

(c)

a second-ranking floating charge in favour of the State of Israel (Investment Centre) or in favour of a bank through which the Investment Centre Fab 2 Grant is made, such floating charge securing obligations in respect of such Investment Centre Fab 2 Grants as aforesaid and to be subordinated to the Encumbrances referred to in paragraph (a) above, such floating charge to be in the customary, standard form required by the Investment Centre;

(d)	those first-ranking fixed charges over certain equipment and other assets granted by the Borrower in favour of each of:

(i)

Matsushita Electronic Industrial Co. Ltd. (“MEI”), pursuant to a pledge dated October 31, 2002, entered into in connection with the Joint Development and Cross-License Agreement between the Borrower and MEI, dated May 28, 2002 (as such charge remains in effect pursuant to that Termination Agreement between the Borrower and MEI entered into as of April 5, 2005);

(ii)

Siliconix Technology C.V., pursuant to a pledge dated August 5, 2004, entered into in connection with that Foundry Agreement dated May 12, 2004 by and among the Borrower, Siliconix Incorporated, and Siliconix Technology C.V.; and

(iii) Sandisk, pursuant to that consent dated August 7, 2006 by and between the Borrower and the Banks,

full details of the equipment and other assets respectively pledged under each such pledge being set out in Schedule 1.1.114 hereto; and

(e)	Encumbrances granted by Jazz and its Subsidiaries;

1.1.115.	“Permitted Financial Indebtedness”	-	means:

			(a)	Financial Indebtedness arising pursuant to this Agreement;

(b)	Permitted Subordinated Debt;

(c)

Financial Indebtedness in respect of a credit facility obtained from a bank or other financial institution to be applied with respect to Fab 1 and which, together with all other Financial Indebtedness of the Group (other than the Borrower), other than those matters described in Schedule 1.1.115(c) hereto shall at no time exceed, in aggregate, US $22,500,000 (twenty-two million five hundred thousand United States Dollars) or its equivalent. For the removal of doubt, the Banks shall be under no obligation whatsoever to provide such financing or to continue to provide such financing if they shall at any time do so;

(d)

Financial Indebtedness in respect of operating leases of up to US $10,000,000 (ten million United States Dollars) in aggregate relating to Fab 2. In addition, such additional Financial Indebtedness in respect of operating leases relating to the purchase of equipment for use in Fab 2 to the extent the Banks shall (on a case-by-case basis), give their prior consent to such operating leases (the Banks, for the removal of doubt, being entitled to withhold such consent in their sole discretion or, if they shall give same, being entitled to impose such conditions in respect thereof as they shall see fit);

(e)

Financial Indebtedness comprising guarantees or other contingent Indebtedness in respect of any obligations of a person, other than the Borrower, incurred in the Ordinary Course of Business in an aggregate amount not exceeding at any time US $5,000,000 (five million United States Dollars) or its equivalent. For the removal of doubt: (i) nothing in this clause 1.1.115(e) shall derogate from the provisions of clause 16.37 below; and (ii) for the purposes of this clause 1.1.115(e), “guarantees” shall not include “independent” guarantees by the Borrower for its own obligations;

(f)

the acquisition cost of assets or services to the extent payable on deferred payment terms, provided that the aggregate Interest actually paid by the Borrower to the supplier or provider of such assets or services in respect of all such assets or services shall not exceed US $2,000,000 (two million United States Dollars) in any calendar year;

(g)

moneys received in consideration for the supply of goods and/or services to the extent received before the due date for such supply provided to the extent such sums bear interest, they shall not exceed the borrowing costs of the Loan made hereunder;

(h)

receivables sold or discounted; provided that: (i) the maximum recourse to the Borrower under each invoice representing receivables sold or discounted shall not exceed 15% (fifteen percent) of the amount of such invoice; and (ii) the consideration for such sale or discounting shall be received on the date of such sale or discounting in cash;

(i)	Indebtedness under Hedging Transactions entered into by the Borrower (if any), in each case, with the Banks, without derogating from clause 16.21 below;

(j)

Indebtedness under standby or documentary letters of credit or bank guarantees (collectively, “L/Cs”) issued for the account of the Borrower, provided that the aggregate Indebtedness in respect of all such L/Cs shall at no time exceed US $10,000,000 (ten million United States Dollars). For the removal of doubt, no Bank shall be obligated to issue any L/C for the account of the Borrower;

(k)	Financial Indebtedness of Jazz and its Subsidiaries; and

(l)

Financial Indebtedness otherwise as permitted pursuant to paragraphs (a)–(k) (inclusive) above created or subsisting as set forth in Schedule 1.1.115(l) hereto or as set forth on Schedule 1.1.115(c) hereto or otherwise with the prior written consent of the Banks;

1.1.116.	[Intentionally Deleted]

1.1.116A.	[Intentionally Deleted]

1.1.117.	[Intentionally Deleted]

1.1.118.	“Permitted Subordinated Debt”	-	means:

Indebtedness of the Borrower in respect of convertible debentures (bonds) issued by the Borrower for the purposes only of additional financing for Fab 2, subject to all of the following conditions:

(a)

the principal amount of Indebtedness in respect of such convertible debentures shall at no time exceed US $150,000,000 (one hundred and fifty million United States Dollars) in aggregate; provided that the net amount that is actually received by the Borrower in respect of such convertible debentures (after deducting all discounts, costs, commissions, fees, expenses and other issuance costs) shall be no less than 85% (eighty-five percent) of the principal amount of the convertible debentures;

(b)

the Indebtedness in respect of such convertible debentures is subordinated to the rights of the Banks under this Agreement and under all other Finance Documents in all respects, including with respect to payments of principal and Interest and all other amounts payable to the Banks under this Agreement and under all other Finance Documents and shall not be secured by any collateral whatsoever and, save in accordance with the provisions of this clause 1.1.118 below, no amount, whether in respect of principal, Interest or any other amount, shall be payable by the Borrower on account of such Indebtedness, prior to the date on which: (i) all amounts payable by the Borrower under the Finance Documents shall have been paid in full; and (ii) no Bank shall be under any obligation under any Finance Document to provide any Financial Indebtedness to the Borrower;

(c)

the terms and conditions (including financial covenants, if any) of such convertible debentures and of all instruments governing such convertible debentures (other than those terms expressly set out in paragraphs (d)-(i) below) shall be subject to the prior written approval of the Banks, provided that the approval of the Banks shall not be required with respect to those convertible debentures that meet the conditions set forth in paragraph (g)(ii) and paragraph (g)(iii) below;

(d)	the terms and conditions of such convertible debentures (and all instruments governing such convertible debentures) shall:

	(i)	provide that an event of default under such convertible debentures shall occur only in the event that:

		(1)	there shall occur in respect of the Borrower an Event of Default as referred to in clause 17.8 below; or

		(2)	the Borrower shall fail to pay an amount of principal or Interest in respect of the convertible debentures within 14 (fourteen) Business Days of due date therefor; or

	(3)	such other events of default, if any, as the Banks may consent to, in their sole discretion;

provided that, notwithstanding the aforegoing, the holders of the convertible debentures and anybody acting on their behalf (including any trustee) shall not be entitled to take any action against the Borrower in the event of any event of default as aforesaid, unless the Borrower shall not have remedied such event of default within a period of not less than 39 (thirty-nine) days after the date of receipt by the Borrower of a demand to cure such default, a copy of which demand shall have been served on the Banks on the same day as service of same on the Borrower as aforesaid; and

(ii)

provide that, in the event of any event of default under the convertible debentures, no amount of whatsoever nature shall be payable by the Borrower in respect of the convertible debentures (whether in respect of principal, Interest or any other amount), until all amounts owing by the Borrower under the Finance Documents shall have been paid in full;

(e)

the Borrower shall procure that, at all times, an amount equal to 20% (twenty percent) of the outstanding principal amount of all convertible debentures, or, with respect to convertible debentures listed in Part B of Schedule 15.13), an amount equal to 20% (twenty percent) of the outstanding principal amount (net of discounts) of such convertible debentures (as may be increased from time to time through the issuance of additional convertible debentures and as may be decreased from time to time through repayment by the Borrower of outstanding principal of some or all of the convertible debentures) is deposited in the Reserve Accounts (50% (fifty percent) in each Reserve Account) which accounts are duly pledged in favour of the Banks, by way of a first-ranking fixed charge under the Debenture, as security for the payment of all amounts by the Borrower under the Finance Documents; provided that, if the amounts so deposited in the Reserve Accounts as aforesaid shall exceed the amount of the aggregate Interest payable in respect of all such convertible debentures during the 2 (two) year period following December 28, 2005, then the amount of such excess over the aggregate Interest for such 2 (two) year period as aforesaid shall be released; provided that, subject to there at all times being on deposit in the Reserve Accounts, duly pledged, as aforesaid, an amount equal at least to the sum of 20% (twenty percent) of the outstanding principal of the convertible debentures (other than the convertible debentures, listed in Part B of Schedule 15.13) and 20% (twenty percent) of the outstanding principal (net of discounts) of the convertible debentures, listed in Part B of Schedule 15.13, the following amounts may be released in the aggregate from the Reserve Accounts: (1) on the dates for payment of Interest in respect of the convertible debentures, an amount equal to the aggregate Interest payable on such date in respect of the convertible debentures shall be released from the Reserve Accounts and applied in respect of such Interest only, and (2) an amount equal to amounts converted into equity upon conversion of the convertible debentures;

(f)

the rate of Interest to be paid on such convertible debentures shall be no higher than the rate of Interest payable as at the date of issue of the convertible debentures on bonds issued by the State of Israel, which bonds are denominated in the same currency and have the same linkage conditions (if any) as the convertible debentures and the period of which State of Israel bonds is the same as, or closest to, the average duration (taking into account repayments) of the convertible debentures;

(g)

no amount shall be payable on account of the principal of any convertible debentures at any time on or prior to the Final Maturity Date, save only for: (i) amounts not to exceed the amounts of principal repayable on account of those convertible debentures existing as at the Amendment Closing Date (which amounts and the times for repayment of which are set out in Schedule 15.13 hereto); (ii) an amount in respect of convertible debentures issued after September 28, 2006 and to be subject to identical (save for the later issuance of such convertible debentures) terms and conditions to those applicable to the convertible debentures issued by the Borrower pursuant to the prospectus dated June 21, 2006 (as set out in Part A of Schedule 15.13 hereto), which shall not exceed NIS 39,000,000 (thirty-nine million New Israel Sheqels) linked to the Israeli consumer price index which may be issued upon the exercise of options to purchase convertible debentures, which options were issued by the Borrower pursuant to the prospectus dated June 21, 2006, as set out in Part A of Schedule 15.13 hereto, and which shall be paid not earlier than December 2011; and (iii) an amount (principal, interest and all other amounts) in respect of convertible debentures which may be issued by the Borrower (in its discretion) after September 28, 2006 and to be subject to identical (save for adjustments to reflect the later issuance of such convertible debentures) terms and conditions to those applicable to the convertible debentures issued by the Borrower pursuant to the prospectus dated June 21, 2006 not to exceed US $40,000,000 (forty million United States Dollars) and which, shall be paid not earlier than December 2011;

(h)

any variation of the terms of the Finance Documents, including increase (if any) of the amount of the Facility or the provision of any other credit facilities by the Banks or any of them to the Borrower shall not require the consent of the holders of the convertible debentures or anyone acting on their behalf, nor shall it constitute a default under the terms of the convertible debentures;

(i)

no payment of principal or Interest shall be made in respect of the convertible debentures unless, as at the date of any such payment: (i) all amounts due and payable under the Finance Documents as of such date have been paid in full; and (ii) no Default exists and is continuing under any of the Finance Documents;

(j)

with respect to those convertible debentures referred to in paragraph (g)(i)-(iii) above (including convertible debentures existing as at September 28, 2006) (“the Equity Convertible Debentures”), the provisions of this clause 1.1.118 above (other than paragraph (i) above) shall apply in all respects, subject only to the express provisions set out in this paragraph (j) below:

(i)

each payment of Interest in respect of the Equity Convertible Debentures (to the extent permitted under this clause 1.1.118) may be made only on 1 (one) Business Day falling in the month immediately following a day which is a day for payment of Interest under this Agreement and each payment of principal in respect of the Equity Convertible Debentures (to the extent permitted under this clause 1.1.118) shall be made only on 1 (one) Business Day falling in the month immediately following a day which is a day for repayment of principal under this Agreement (any date for payment of Interest or for repayment of principal to the Banks under this Agreement, hereinafter “a Bank Payment Date”);

(ii)

in the event of the existence on any Bank Payment Date (“a Default Bank Payment Date”) of a Default under any of the Finance Documents, then no payment of principal or Interest shall be made in respect of the Equity Convertible Debentures and the holders of the Equity Convertible Debentures and anybody acting on their behalf (including any trustee) shall not be entitled to take any action against the Borrower in the event of any non-payment as aforesaid, unless such non-payment shall continue for a period of more than 6 (six) months commencing from the Bank Payment Date falling immediately prior to the date of the first scheduled payment in respect of the Equity Convertible Debentures due immediately after the Default Bank Payment Date; provided that:

(1) in the event that during any such 6 (six) month period (“the Relevant Six-Month Period”), the Borrower shall make any payment to the Banks on account of Interest or principal under the Finance Documents, then the Borrower shall be entitled on or after the date of such payment to the Banks (“the Payment Date”) to make a payment on account of Interest or principal (as the case may be) then outstanding in respect of the Equity Convertible Debentures, such payment to comprise the same percentage of the Interest or principal (as the case may be) due and payable under the Equity Convertible Debentures as of the date scheduled for payment on the Equity Convertible Debentures which falls during the Relevant Six-Month Period as the payment to the Banks as aforesaid comprises of the Interest or principal (as the case may be) due and payable under the Finance Documents as of the Payment Date; and

(2) in the event that the Borrower and the Banks shall during the Relevant Six-Month Period reach an agreement (the Banks being under no obligation whatsoever to negotiate or reach any such agreement):

(A)

regarding a rescheduling of payments by the Borrower to the Banks under the Finance Documents, such rescheduling (whether of principal or Interest) shall apply pro rata also to payments of principal and/or Interest, as the case may be, in respect of the Equity Convertible Debentures, mutatis mutandis, and the holders of the Equity Convertible Debentures shall be bound by such rescheduling agreement; provided that, any such rescheduling agreement shall apply only to payments (of principal and Interest) scheduled to be made under the Equity Convertible Debentures and under this Agreement during the period of 12 (twelve) months from the Default Bank Payment Date and shall postpone each such scheduled payment under the Equity Convertible Debentures to a date falling not more than 12 (twelve) months after the scheduled date for such payment pursuant to the terms of the Equity Convertible Debentures (all payments, whether of Interest or principal, in respect of the Equity Convertible Debentures rescheduled under any such rescheduling agreement, hereinafter “the Rescheduled ECD Payments” and all payments, whether of Interest or principal under this Agreement, rescheduled under such rescheduling agreement, hereinafter “the Rescheduled Facility Payments”). Pursuant to any such rescheduling agreement, the Borrower shall be entitled, on any date for payment of any Rescheduled ECD Payment (“Rescheduled ECD Payment Date”), to pay, in respect of the Rescheduled ECD Payments, an aggregate amount (of principal and/or Interest) which, together with the aggregate of all payments (of principal and/or Interest) actually made prior to such Rescheduled ECD Payment Date in respect of the Rescheduled ECD Payments under such rescheduling agreement, comprises the same percentage of the aggregate Rescheduled ECD Payments rescheduled under such rescheduling agreement as the aggregate Rescheduled Facility Payments under such rescheduling agreement actually made prior to such Rescheduled ECD Payment Date comprise of the aggregate Rescheduled Facility Payments rescheduled under such rescheduling agreement; or

(B)

pursuant to which, to the extent relating to the Equity Convertible Debentures, payments of principal and Interest on account of the Equity Convertible Debentures shall, with effect from the termination of the Relevant Six-Month Period be made to the holders of the Equity Convertible Debentures in accordance with the original schedule under the terms of the Equity Convertible Debentures, provided that amounts not paid during the Relevant Six-Month Period, or prior thereto, as the case may be, shall be postponed to be paid pro rata to those payments not made to the Banks during the Relevant Six-Month Period or prior thereto, mutatis mutandis, in accordance with the provisions of paragraph (ii)(2)(A) of this clause 1.1.118(j)above and the holders of the Equity Convertible Debentures shall be bound by such an agreement.

For the removal of doubt, in the event of the existence of a Default under any of the Finance Documents during or after any Rescheduling Period (including non-payment on due date of any amount of principal or Interest, whether pursuant to any rescheduling agreement or otherwise), the provisions of this paragraph (ii) shall again apply, mutatis mutandis (all without derogating from paragraph (iii) below);

(iii)	for the removal of doubt, notwithstanding anything to the contrary in this paragraph (j):

	(1)	in the event that:

(A) the holders of the Equity Convertible Debentures (or anybody acting on their behalf, including the trustee) shall institute any Proceedings against the Borrower, save only for Excluded Proceedings. “Excluded Proceedings” shall mean any of the following:

(I) Proceedings where the sole claim of the holders of the Equity Convertible Debentures is in respect of failure by the Borrower to make a payment permitted to be paid by the Borrower to the holders of the Equity Convertible Debentures in accordance with paragraph (ii)(1) above (in the event of a payment to the Banks pursuant to paragraph (ii)(1) above) or failure by the Borrower to make a payment under a rescheduling agreement which payment is permitted to be paid by the Borrower to the holders of the Equity Convertible Debentures in accordance with paragraph (ii)(2) above, subject, in either case above, to the holders of the Equity Convertible Debentures not being entitled to receive under any such claim any amount in excess of the relevant permitted payment not made as aforesaid;

(II) Proceedings where the sole claim of the holders of the Equity Convertible Debentures is in respect of failure by the Borrower to make a scheduled payment to the holders of the Equity Convertible Debentures due to the operation of the opening paragraph of (ii) above and the Relevant Six-Month Period referred to in such opening paragraph has expired without such scheduled amount being either paid in full pursuant to subparagraph (1) above or made subject to rescheduling under paragraph (ii)(A) or (B) above, subject to the holders of the Equity Convertible Debentures not being entitled to receive under any such claim any amount in excess of such scheduled payment not made as aforesaid); or

(III) Proceedings instituted which relate only to a material misleading fact (“Prat Mateh”) in such prospectus;

In the case of subparagraph (I) or (II) above, for the further removal of doubt, subject to the Banks receiving 39 (thirty-nine) days’ prior notice as required pursuant to clause 1.1.118(d) above before institution of any such Proceedings; or

(B) a Default occurs pursuant to clause 17.7 (save for a Default referred to therein comprising only the commencement of negotiations by the Borrower with individual suppliers of the Borrower to make an adjustment or rescheduling of its Indebtedness to such suppliers), 17.8 or 17.9 (save for a Default referred to therein where the amount being the subject of the relevant execution, attachment, sequestration or other process does not exceed US $2,500,000 (two million five hundred thousand United States Dollars)) below (including the granting of an order of receivership, winding-up or any similar order against or in respect of the Borrower or any of its assets); or

(C) the Banks shall have declared the Loans to be due and payable pursuant to clause 17.21 or 17.22 below (for the further removal of doubt, including where any such declaration is made following an Event of Default constituted by Proceedings as referred to in subparagraph (A)(I), (II) or (III) of this paragraph (iii) above, then no amount of whatsoever nature shall be payable by the Borrower in respect of the Equity Convertible Debentures (whether in respect of principal, Interest or any other amount) until all amounts owing by the Borrower under the Finance Documents shall have been paid in full and in the event that, contrary to the above, the holders of the Equity Convertible Debentures (or, as applicable, any person acting on their behalf, including a trustee) shall receive any payment, distribution or benefit, the recipient thereof shall be deemed to hold same on trust for the Banks and shall forthwith pay or transfer to the Banks any payment, distribution or benefit so received;

(2)

the Borrower shall not be entitled at any time after the expiry of any Relevant Six-Month Period as referred to in paragraph (ii)(1) above (including in the event of any Proceedings as referred to in subparagraph (1)(A)(II) of this paragraph (iii) above) to make any payment in respect of any scheduled payment to the holders of the Equity Convertible Debentures not made during such Relevant Six-Month Period due to the operation of the opening paragraph of (ii) above unless all amounts then due and payable under the Finance Documents shall have been paid in full or a final judgment shall have been given in favour of the holders of the Equity Convertible Debentures in respect of such scheduled payment; and

(3)

nothing contained in this paragraph (j) shall be construed as in any way obliging the Banks to refrain from exercising, or to delay exercising, any right or remedy which the Banks may have against the Borrower, as a consequence of the occurrence of a Default.

All references in this clause 1.1.118 to “convertible debentures” and “Equity Convertible Debentures” shall be deemed to apply to those non-convertible debentures issued by the Borrower in accordance with the consent, dated June 6, 2007, given by the Banks, a copy of which is attached as Schedule 1.1.118 hereto;

1.1.119.	“Proceeding”	-

means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before or otherwise involving, any Governmental Body, arbitrator or mediator;

1.1.120.	“Project”	-

means the project for the design, construction and operation of Fab 2 and the operation of Fab 1 and all activities necessary for, or ancillary to, any of the aforegoing, all as contemplated by the Business Plan;

1.1.121.	“Proportion”	-	means, in relation to a Bank at any time, the proportion borne by its Contribution at such time to the aggregate Contributions at such time;

1.1.122.	[Intentionally Deleted]

1.1.123.	“Quarter Day”	-	means 31 March, 30 June, 30 September and 31 December in any year and “Quarter Day” means any of them;

1.1.124.	“Quarters”	-	means each period commencing on the day after a Quarter Day and ending on the next following Quarter Day;

1.1.125.	“QuickLogic”	-	means QuickLogic Corporation, a corporation incorporated under the laws of Delaware, USA;

1.1.126.	[Intentionally Deleted]

1.1.127.	“Representative Rate”	-

means, with respect to any currency other than NIS, the representative rate of exchange of the NIS and such currency, last published by the Bank of Israel immediately prior to the relevant date of payment or calculation (as the case may be) and, if the Bank of Israel shall cease to publish a representative rate, then any other rate of exchange of the NIS and such currency, officially published, which comes in place of such representative rate, last published immediately prior to the relevant date of payment or calculation (as the case may be) and, in the absence of any such official rate, then the average of the selling and buying rates of exchange of such currency, for NIS (for cheques and remittances) prevailing at Bank Hapoalim and Bank Leumi at the end of the last Business Day prior to the relevant date of payment or calculation (as the case may be);

1.1.127A.	[Intentionally Deleted]

1.1.127B.	[Intentionally Deleted]

1.1.127C.	[Intentionally Deleted]

1.1.127D.	[Intentionally Deleted]

1.1.127E.	[Intentionally Deleted]

1.1.127F.	[Intentionally Deleted]

1.1.127G.	[Intentionally Deleted]

1.1.128.	[Intentionally Deleted]

1.1.129.	[Intentionally Deleted]

1.1.130.	“Sandisk”	-	means Sandisk Corporation, a corporation incorporated under the laws of Delaware, USA;

1.1.131.	[Intentionally Deleted]

1.1.132.	[Intentionally Deleted]

1.1.133.	“Security Documents”	-	means:

			(a)	the Debenture;

			(b)	each mortgage, pledge or assignment by way of charge to be executed by the Borrower in favour of the Banks in accordance with the provisions of the Debenture;

			(c)	each security agreement entered into pursuant to the provisions of the Debenture;

			(d)	all acknowledgments and consents required to be delivered pursuant to the documents referred to above;

(e)

a first-ranking fixed pledge and charge under New York law over all shares or other securities in Jazz held by the Borrower or any Subsidiaries of the Borrower, from time to time (“the Jazz Share Pledge”);

			(f)	the TIC Safety Net Undertaking;

			(g)	the Outside Investment Undertakings; and

(h)

any other agreement or deed from time to time entered into by the Borrower in favour of the Banks for the purposes of securing any obligations and liabilities of the Borrower under the Finance Documents and in respect of any other Permitted Financial Indebtedness, if any, made available by the Banks to the Borrower;

1.1.133A.	[Intentionally Deleted]

1.1.133B.	[Intentionally Deleted]

1.1.134.	[Intentionally Deleted]

1.1.135.	“Tax on Overall Net Income”	-	means an income tax or capital gains tax including income tax on interest;

1.1.136.	“Taxes”	-

means all income and other taxes, including, taxes or charges on capital gains, profits, value-added taxes and all other taxes of whatsoever nature and levies, imposts, duties (including stamp duty), charges, deductions and withholdings in the nature of or on account of tax, together with Interest thereon and penalties and fees with respect thereto, if any, and any payments made on or in respect thereof and “Tax” and “Taxation” shall be construed accordingly;

1.1.137.	[Intentionally Deleted]

1.1.138.	“Threatened”	-	a claim, Proceeding, dispute, action or other matter will be deemed to have been “Threatened” if either:

(a)

any demand or statement has been made in writing or any notice has been given in writing or any other event has occurred or any other circumstance exists, that leads any Named Officer and Director actually to believe that such a claim will be filed or otherwise pursued in the future; or

(b)

any demand or statement has been made in writing or orally or any notice has been given in writing or orally to the effect that such a claim, Proceeding, dispute, action or other matter will be asserted, commenced, taken or otherwise pursued in the future;

1.1.139.	“TIC”	-	means Israel Corporation Ltd., a company incorporated under the laws of Israel;

1.1.139A.	“TIC Safety Net Undertaking”	-	means the undertaking in the form of Schedule 1.1.139A hereto given by TIC in favour of the Borrower;

1.1.140.	“Toshiba”	-	means Toshiba Corporation, a company incorporated under the laws of Japan;

1.1.141.	“Toshiba Licence Agreement”	-	means the Technology Licence Agreement effective as at April 7, 2000 between the Borrower and Toshiba;

1.1.142.	“Total Debt (Borrower only)”	-	means, for any Quarter, the sum of:

(a) the Total Outstandings, as at the last day of such Quarter;

(b)

the balance on the last day of such Quarter of all Permitted Financial Indebtedness of the Borrower under clauses 1.1.115(b), (c) and (d) above, and under clause 1.1.115(f) above (with respect to (f), for periods of over 180 (one hundred and eighty) days, but including all Interest payable on Permitted Financial Indebtedness referred to in clause 1.1.115(f) (including in respect of periods of 180 (one hundred and eighty) days or less) and any Interest or other amounts payable on account of such Permitted Financial Indebtedness, all of the above amounts as determined and certified as correct by: (i) the CFO of the Borrower, if with respect to any of the first 3 (three) Quarters of each Fiscal Year; and (ii) the Auditors, with respect to the last Quarter of any Fiscal Year (that is the Quarter ending December 31st);

1.1.142A.	“Total Debt (Consolidated)”	-	means, for any Quarter, the sum of:

(a) the Total Outstandings, as at the last day of such Quarter;

(b)

the balance on the last day of such Quarter of all Permitted Financial Indebtedness of the Group under clauses 1.1.115(b), (c) and (d) above, and under clause 1.1.115(f) and clause 1.1.115(k) above (with respect to (f), for periods of over 180 (one hundred and eighty) days, but including all Interest payable on Permitted Financial Indebtedness referred to in clause 1.1.115(f) (including in respect of periods of 180 (one hundred and eighty) days or less) and any Interest or other amounts payable on account of such Permitted Financial Indebtedness, all of the above amounts as determined and certified as correct by: (i) the CFO of the Borrower, if with respect to any of the first 3 (three) Quarters of each Fiscal Year; and (ii) the Auditors, with respect to the last Quarter of any Fiscal Year (that is the Quarter ending December 31st);

1.1.143.	[Intentionally Deleted]

1.1.144.	“Total Outstandings”	-	means, at any time, the sum in Dollars of the Loans at such time;

1.1.145.	“Unpaid Sum”	-	shall bear the meaning assigned to such term in clause 18.1 below;

1.1.146.	[Intentionally Deleted]

1.1.147.	“Warrants”	-

means those warrants to acquire shares of the Borrower issued by the Borrower to the Banks (or their respective nominees or Affiliates) as listed in Schedule 1.1.147 hereto as well as any other warrants to acquire shares of the Borrower issued by the Borrower to the Banks (or their respective nominees or Affiliates) from time to time.

	1.1.148.	[Intentionally Deleted]

1.2.	Clause Headings/Table of Contents

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

1.3.	Interpretation

In this Agreement, unless the context otherwise requires:

1.3.1.

references to clauses and Schedules are to be construed as references to the clauses of, and Schedules to, this Agreement and references to this Agreement include its Schedules. For the removal of doubt, Schedules to this Agreement which have not been deleted and which are not attached (whether on the date hereof or on the Amendment Closing Date) to this Agreement shall remain effective in their respective forms as applicable immediately prior to the Amendment Closing Date;

1.3.2.

references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as amended in accordance with the terms thereof, or, as the case may be, with the agreement of the relevant parties;

	1.3.3.	words importing the plural shall include the singular and vice versa;

1.3.4.

“Affiliate” means, with respect to any person, mean any company which controls, is controlled by, or under common control with, such person; “control” shall in this clause 1.3.4 and in clause 1.3.10 below bear the meaning assigned to such term in Section 1 of the Securities Law, 1968;

	1.3.5.	“Banks” shall be construed so as to include any subsequent permitted successors, transferees and permitted assigns of a Bank in accordance with their respective interests pursuant to clause 25 below;

1.3.6.

the “equivalent” on any given date in one currency (the “first currency”) of an amount denominated in another currency (the “second currency”) means the amount of the first currency which could be purchased with the amount of the second currency at: (i) in the case that one of the two relevant currencies is NIS, the Representative Rate for the other currency; or (ii) in the case that neither of the relevant currencies is NIS, the rate equal to a fraction, the numerator of which is the Representative Rate of the second currency and the denominator of which is the Representative Rate of the first currency;

1.3.7.	“including” and “includes” means including, without limiting the generality of any description preceding such terms;

1.3.8.

a “law” includes any Israeli statute, law, regulation, treaty, rule, official directive, request or guideline of any governmental, fiscal, monetary or regulatory body, agency, department or regulatory, self-regulatory or other authority or organisation, including, the position (guidelines) of the Examiner of Banks with respect to proper conduct of bank affairs (“Hora’ot Nihul Bankai Takin”) or any interpretation of any of the aforegoing by the Examiner of Banks (all the above whether or not having the force of law, but if not having the force of law, being one with which it is the practice of banks to comply). Notwithstanding the aforegoing, “law” when used in this Agreement in connection with Jazz or any of its Subsidiaries (including in the definition of “Environmental Laws”), shall bear the meaning set out in this clause 1.3.8 above, save that “Israeli” shall be replaced by “United States federal, state, county, municipal or other local”;

1.3.9.

a “person” shall be construed as a reference to any person, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) or two or more of the aforegoing;

1.3.10.	“Subsidiary” of a person means any company which is directly or indirectly controlled by such person;

1.3.11.	“US $”, “United States Dollars”, “US Dollars” and “Dollars” denote the lawful currency of the United States of America; and “NIS” and “New Israel Sheqels” denote the lawful currency of Israel;

1.3.12.	“VAT” shall be construed as a reference to Israeli value added tax, including any similar Israeli Tax which may be imposed in place thereof from time to time;

1.3.13.

the “winding-up”, “dissolution” or “administration” of a company or corporation shall be construed so as to include any equivalent or analogous Proceedings under the law of the jurisdiction in which such company or corporation is incorporated or any jurisdiction in which such company or corporation carries on business, including the seeking of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors;

1.3.14.

all accounting expressions which are not otherwise defined herein shall be construed in accordance with GAAP. Save as expressly stated otherwise, each of “EBITDA (Consolidated)”, “Excess Cash Flow”, “Total Debt (Consolidated)” and “Investments (Consolidated), for any period, shall be determined from the consolidated Accounts and “EBITDA (Borrower only)”, “Total Debt (Borrower only)” and “Investments (Borrower only)”, for any period, shall be determined from the Borrower’s non-consolidated Accounts, in each case, for the relevant period or for the periods comprising such period, or, if not included in the relevant Accounts, shall be determined from a certificate signed by the Auditors delivered to the Banks together with the relevant Accounts;

1.3.15.	any reference in this Agreement to a law shall be construed as a reference to such law as the same may have been, or may from time to time be, amended or re-enacted.

2.	THE LOANS

2.1.	Loans to the Borrower

The principal amount of the Loans outstanding immediately prior to the conversions referred to below taking place on the Amendment Closing Date was US $368,693,001 (three hundred and sixty-eight million six hundred and ninety-three thousand and one United States Dollars). The principal amount of the Loans outstanding and owing by the Borrower to the Banks as at the Amendment Closing Date (after conversion by each Bank of US $84,779,610 (eighty-four million seven hundred and seventy-nine thousand six hundred and ten United States Dollars) (amount being US $85,000,000 (eighty-five million United States Dollars) less the accrued unpaid Interest on the Equipment Facility Loan made to the Borrower by each Bank as referred to below (“the Accrued Unpaid Equipment Facility Interest”) of its Loans to the Borrower and the amount of US $15,220,390 (fifteen million two hundred and twenty thousand three hundred and ninety United States Dollars) (i.e., US $15,000,000 (fifteen million United States Dollars) plus the Accrued Unpaid Equipment Facility Loan Interest, being the full amount owed under the Equipment Facility Loan Agreements respectively entered into by the Banks with the Borrower on September 10, 2007)) into US $100,000,000 (one hundred million United States Dollars) of capital notes convertible into 70,422,535 (seventy million four hundred and twenty-two thousand five hundred and thirty-five) shares) (subject to the adjustments set forth in the capital notes) is US $202,779,814 (two hundred and two million seven hundred and seventy-nine thousand eight hundred and fourteen United States Dollars) of which US $101,391,517 (one hundred and one million three hundred and ninety-one thousand five hundred and seventeen United States Dollars) is owed to Bank Hapoalim and US $101,388,297 (one hundred and one million three hundred and eighty-eight thousand two hundred and ninety-seven United States Dollars) is owed to Bank Leumi.

A Bank may, in technically implementing the foregoing on the Amendment Closing Date, elect to record in its books that it has granted a “new loan” in the amount of the Loan outstanding on the Amendment Closing Date (that is, the amount of US $101,391,517 (one hundred and one million three hundred and ninety-one thousand five hundred and seventeen United States Dollars), in the case of Bank Hapoalim, or the amount of US $101,388,297 (one hundred and one million three hundred eighty-eight thousand two hundred and ninety-seven United States Dollars), in the case Bank Leumi), which “new loan” will be applied automatically on the Amendment Closing Date in repayment of the Loan outstanding on the Amendment Closing Date, such new loan, for the avoidance of doubt, to constitute the Loan of such Bank hereunder and to be subject to all the terms and conditions of this Agreement, including as to the Interest and repayment, as in effect from the Amendment Closing Date. The Borrower hereby authorises and instructs either of the Banks making an election as aforesaid to debit the Borrower’s relevant Charged Account with the amount of such “new loan” and to apply same in immediate repayment of the Loan on the Amendment Closing Date. For the avoidance of doubt, the foregoing in this paragraph does not in fact create a new loan, but is simply a technical method for implementing the changes with respect to the terms and conditions of the Loans which are to be effective from the Amendment Closing Date.

2.2.	Banks’Obligations Several

The obligations of each of the Banks under this Agreement shall be several; accordingly, the failure of a Bank to perform its obligations under this Agreement shall not result in: (1) the obligations of any other Bank being increased; nor (2) the Borrower being discharged (in whole or in part) from its obligations under this Agreement towards a Bank (without derogating from rights and remedies the Borrower may have against the Bank in breach) and in no circumstances shall a Bank have any responsibility for a failure of another Bank to perform its obligations under this Agreement.

2.3.	Limits on Yen, Euro and Pound Sterling Credits

[Intentionally Deleted]

2.4.	Banks’ Rights Separate

The rights of each Bank under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Bank from the Borrower shall be a separate and independent debt.

2.5.	Separate Enforcement by Banks

A Bank may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE – Intentionally Deleted

3.1.	Purpose of Advances and Loans

[Intentionally Deleted]

3.2.	Purpose of L/Cs

[Intentionally Deleted]

3.3.	Purpose of Permitted Hedging Transactions

[Intentionally Deleted]

3.4.	No Obligation to Monitor

[Intentionally Deleted]

4.	CONDITIONS PRECEDENT – Intentionally Deleted

[Intentionally Deleted]

5.	AVAILABILITY OF CREDITS – Intentionally Deleted

5.1.	Availability

[Intentionally Deleted]

5.2.	Advances

[Intentionally Deleted]

5.3.	Letters of Credit

[Intentionally Deleted]

5.4.	Hedging

[Intentionally Deleted]

5.5.	Applications to All Banks

[Intentionally Deleted]

6.	REPAYMENT

6.1.	Repayment of Loans

The Borrower shall repay to each Bank its Proportion of the Loans (together with all Interest accrued thereon and added to principal in accordance with clause 9.3(i) below) by way of 8 (eight) equal consecutive quarterly instalments, payable on the last Business Day of each Quarter, the first such instalment in respect of the Loans to be paid on September 30, 2010 and the last such instalment to be paid on the Final Maturity Date.

6.2.	Payment of all other Sums Due on the Final Maturity Date

On the Final Maturity Date, the Borrower additionally shall pay to the Banks all other sums then outstanding under the Finance Documents.

6.3.	Repayment in US Dollars

For the removal of doubt, each Loan, as well as all Interest thereon, shall be repaid in US Dollars.

6.4.	Repayments to Payments Accounts

Subject to clause 20.1 below, all repayments as aforesaid shall be made by transfer to each Bank to their respective Project Accounts.

6.5.	No Reborrowing

The Borrower shall not be entitled to reborrow any part of the Loan which is repaid.

6.6.	No Commitments

For the removal of doubt, the Borrower has no rights to borrow any amount, nor to obtain any other form of credit or Indebtedness from the Banks (whether in respect of Hedging Transactions, letters of credit or in any other form) under this Agreement.

7.	VOLUNTARY PREPAYMENT

7.1.	Voluntary Prepayment

Subject to clause 7.9 below, the Borrower may, in the manner and subject to the terms and conditions set out in this clause 7 below, if it has given to the Banks not less than 25 (twenty-five) Business Days’ advance written notice to such effect, make a prepayment to each Bank of its Proportion of the Loans, in each case on an Interest Payment Date, provided that, the aggregate amount of each such prepayment (principal) (for all Banks), shall not be less than US $10,000,000 (ten million United States Dollars).

7.2.	Notice of Prepayment

Any notice of prepayment given by the Borrower pursuant to clause 7.1 above shall be irrevocable, shall specify the Interest Payment Date upon which such prepayment is to be made and the amount of such prepayment and shall oblige the Borrower to make such prepayment on such date. A prepayment of any Loan shall be made in the currency of the Loan.

7.3.	No Other Prepayments

The Borrower shall not prepay any part of any Loan except in accordance with the aforegoing in this clause 7 or clause 8 below.

7.4.	No Reborrowing

The Borrower shall not be entitled to reborrow any amount repaid or prepaid on account of any Loan.

7.5.	Prepayment Commissions

The Borrower shall pay to the Banks, in their respective Proportions, on the date of prepayment in accordance with this clause 7 above, a commission of 0.25% (nought point two five percent) of the amount (principal) prepaid, unless the prepayment is of the entire Total Outstandings, in which event the commission shall be 0.125% (nought point one two five percent) of the amount (principal) prepaid.

7.6.	Prepayment to Payments Account

Subject to clause 20.1 below, all prepayments as aforesaid shall be made by transfer to each Bank to their respective Project Accounts (Hapoalim Project Account or BLL Project Account) their respective Proportions of each such prepayment.

7.7.	Prepayments together with Interest and Other Sums Owed

All prepayments shall be made together with all accrued Interest on the amount prepaid and all other sums due in respect of the amount prepaid.

7.8.	Cancellation

[Intentionally Deleted]

7.9.	Limits on Prepayment

[Intentionally Deleted]

7.10.	Currency for Prepayment

A prepayment of a Loan shall be made in the currency of such Loan.

7.11.	Selection of Instalments for Voluntary Prepayment

Any prepayment shall be applied to those repayment instalments in respect of the Loans as selected by the Borrower in the relevant prepayment notice given pursuant to clause 7.1 above; for the removal of doubt, the prepayments to each of the Banks shall be applied to the same instalments of the Loans for each Bank.

7.12.	Prepayment Pursuant to Clause 6.1.1

[Intentionally Deleted]

8.	MANDATORY PREPAYMENT

8.1.	Mandatory Prepayment

Unless the Banks shall, in any particular case, otherwise direct in writing, subject to the last sentence of this clause 8.1, all the following amounts shall be deposited in a Project Account immediately on receipt thereof (such deposit not to be withdrawn) and shall be applied in mandatory prepayment to each Bank of its Proportion of the Loans on the first Interest Payment Date after receipt of such amounts by the Borrower:

8.1.1.	all proceeds from time to time received under the Insurance Policies, in excess of US $5,000,000 (five million United States Dollars) in aggregate (other than under Insurance Policies in respect of liability of the Borrower to third parties or of liability of the Borrower for damage to property of third parties), unless such proceeds are received in respect of damage to Fab 1 or Fab 2 or any other equipment used in Fab 1 or Fab 2 and may be applied, through utilisation of such proceeds, to repair the Fab 1 or Fab 2 buildings, as applicable, or to repair or replace such equipment or otherwise purchase equipment or technology for Fab 1 or Fab 2 in accordance with the Business Plan, without resulting in a Material Adverse Effect.

8.1.2.	[Intentionally Deleted]

8.1.3.	all proceeds from time to time received by the Borrower in connection with the nationalisation, expropriation or requisition for title of Fab 2 or any other part of the Borrower’s assets;

8.1.4.	[Intentionally Deleted]

8.1.5.	without derogating from clause 16.24 below, if the Borrower sells, transfers, lends, leases, licenses or otherwise disposes of any of its assets (including Intellectual Property Assets and/or securities the Borrower holds (directly or indirectly) in any Subsidiary (other than assets of Jazz or securities or assets of Jazz’s Subsidiaries) or other corporation (for the removal of doubt, subject to any such disposal being permitted under the Finance Documents)), the Borrower shall prepay an amount equal to the Net Proceeds resulting from such sale, transfer, loan, lease, licence or disposal (provided such Net Proceeds are greater than US $5,000,000 (five million United States Dollars) or its equivalent and, when aggregated with any other Net Proceeds received during the Fiscal Year in which the relevant Net Proceeds are received, exceed an aggregate amount equal to US $10,000,000 (ten million United States Dollars) or its equivalent). The provisions of this clause 8.1.5 shall not apply in respect of amounts derived from the sale of worn-out, obsolete, un-utilized or out-of-service assets of the Borrower, which amounts the Borrower, when requesting release from the Debenture of such assets to be sold in accordance with clause 16.24 below, confirms in writing to the Banks, are to be applied in respect of the purchase of machinery, tools, spare parts or materials for the Project in accordance with the Business Plan (including in bringing forward the making of investments which, in accordance with the Business Plan, are to be made at future dates).

8.2.	No Reborrowing of Mandatory Prepayment

The Borrower shall not be entitled to reborrow any amount mandatorily prepaid in accordance with this clause 8 above.

8.3.	Account of Mandatory Prepayment

Subject to clause 20.1 below, all mandatory prepayments as aforesaid shall be made by transfer thereof to the respective Project Accounts (Hapoalim Project Account or BLL Project Account).

8.4.	Mandatory Prepayment together with Interest and Other Sums Owed

Any mandatory prepayment shall be made together with all accrued Interest on the amount prepaid and all other sums due in respect of the amount prepaid.

8.5.	Currency for Mandatory Prepayment

A mandatory prepayment on account of an instalment of a Loan shall be made in the currency of such Loan.

8.6.	Schedule for Mandatory Prepayment

Any prepayment shall be applied to the repayment instalments in respect of the Loans in reverse order (that is, shall be deemed first to be made on account of the last repayment instalment, then the second last, and so on and so forth).

9.	INTEREST

9.1.	Interest Rate

The rate of Interest applicable to the Loans in respect of each Interest Period shall be the sum of: (a) the rate per annum determined by the Banks to be LIBOR on the Interest Determination Date for such Interest Period; and (b) 2.5% (two point five percent) per annum. Subject to the effectiveness of the amendment and restatement of this Agreement on the Amendment Closing Date the rate of Interest set forth in (b) above, as it applies to the principal amount of the Loans outstanding immediately prior to the conversions referred to in clause 2.1 (“the Loan Conversion”), shall take effect from the Amendment Closing Date.

9.2.	Accrual of Interest

Interest as aforesaid in clause 9.1 above in respect of the Loans shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 (three hundred and sixty) day year.

9.3.	Payment of Interest

All Interest accrued as aforesaid in clause 9.2 above on the Loans: (a) with respect to the Interest Payment Date falling on September 29, 2008, has been added to and become part of the principal of the Loans, and is included in the amount of the Loans set forth in clause 2.1 above; (b) with respect to each of the Interest Payment Dates falling on December 31, 2008, March 31, 2009 and June 30, 2009, shall be added to and become part of the principal of the Loans, and such Interest shall be paid by the Borrower (together with Interest thereon) as part of the principal; and (c) with respect to each other Interest Payment Date, shall be paid on each such Interest Payment Date and on the Final Maturity Date. Subject to clause 20.1 below, the Borrower shall pay to each Bank all Interest payable as aforesaid into such Bank’s Project Account.

9.4.	Certain Compensatory Payments

The parties record that during the period from May 17, 2006 until the Amendment Closing Date, the rate of Interest applicable to the Loans (in the principal amount thereof as was applicable during said period) was reduced by 1.4% (one point four percent) (the difference between 2.5% (two point five percent) and 1.1% (one point one percent)). As compensation to the Banks for the said reduction in the rate of Interest the Borrower agrees as follows:

9.4.1.	If every reported closing share price of the Borrower’s shares on the Nasdaq Stock Market (or on such other stock exchange or quotation system in the United States on which the Borrower’s shares are listed or admitted for quotation in the event the Borrower’s shares are not listed on the Nasdaq Stock Market (“a Sale Price”)) on every trading day during the six month period commencing on July 1, 2010 and ending on December 31, 2010 (“the Determination Period”) exceeds US $3.49 (three United States Dollars and forty-nine cents), as such price shall be adjusted to take into account all subdivisions of shares (including stock splits) and combinations of shares into a smaller numbers of shares (including reverse stock splits) (“the Minimum Price”), the Borrower shall, within 30 (thirty) days of the end of the Determination Period, subject to clause 9.4.6 below: (a) issue and allot to the Banks (or their respective nominees), the aggregate number of shares of the Borrower that equals US $6,043,330 (six million forty-three thousand three hundred and thirty United States Dollars) (“the Clause 9.4.1 Amount”) divided by the average closing price of the Borrower’s shares on the Nasdaq Stock Market (or on such other stock exchange or quotation system in the United States on which the Borrower’s shares are listed or admitted for quotation in the event the Borrower’s shares are not listed on the Nasdaq Stock Market) during the fourth Quarter of 2010 (“the Average Closing Price”) with each Bank (or its nominee) receiving its Proportion of such shares; or (b) at the election of any Bank not wishing to receive shares, issue to such Bank (or its nominee) equity equivalent convertible capital notes in a principal amount equal to such Bank’s Proportion of the Clause 9.4.1 Amount and in the form, mutatis mutandis, of the capital note issued to such Bank or its nominee on or about September 28, 2006, which capital notes are convertible into such number of shares of the Borrower as shall be equal to such Bank’s Proportion of the Clause 9.4.1 Amount divided by the Average Closing Price, subject to the adjustments set forth in the capital note, such capital notes being fully convertible, at any time, in whole or in part, and fully transferable, at any time, in whole or in part. Whenever the Minimum Price is required to be adjusted pursuant to this clause 9.4.1 or clause 9.4.2 below, the Borrower shall promptly prepare a certificate, in form and substance satisfactory to the Banks, signed by the Chief Financial Officer of the Borrower, setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated and the Minimum Price after giving effect to such adjustment.

9.4.2.	Should any Sale Price during the Determination Period not exceed the Minimum Price, the Borrower shall, within 30 (thirty) days following the end of the Determination Period, subject to clause 9.4.6 below: (a) issue and allot to the Banks (or their respective nominees) the aggregate number of shares of the Borrower that equals US $12,086,670 (twelve million eighty-six thousand six hundred and seventy United States Dollars) (“the Clause 9.4.2 Amount”) divided by the Average Closing Price, with each Bank (or its nominee) receiving its Proportion of such shares; or (b) at the election of any Bank not wishing to receive shares, issue to such Bank (or its nominee) equity equivalent convertible capital notes in a principal amount equal to such Bank’s Proportion of the Clause 9.4.2 amount in the form, mutatis mutandis, of the capital note issued to such Bank (or its nominee) on or about September 28, 2006 which capital notes are convertible into such number of shares of the Borrower as shall be equal to such Bank’s Proportion of the Clause 9.4.2 Amount divided by the Average Closing Price, subject to the adjustments set forth in the capital note, such capital notes being fully convertible, at any time, in whole or in part, and fully transferable, at any time, in whole or in part.

9.4.3.	If any Sale Price during the Determination Period shall not exceed the Minimum Price, the Borrower shall promptly, but not later than 3 (three) Business Days after the end of the Determination Period, give written notice thereof to the Banks.

9.4.4.	If every Sale Price on every trading day during the Determination Period exceeds the Minimum Price, the Borrower shall provide the Banks, by no later than 5 (five) days after the end of the Determination Period, a table setting forth the Sale Price of the Borrower’s shares on every trading day during the Determination Period, certified as correct by the Chief Financial Officer of the Borrower, who shall further certify that the Sale Price on every trading day during the Determination Period exceeded the Minimum Price, all in form and substance satisfactory to the Banks.

9.4.5.	No fractional shares will be issued in connection with any share issuance pursuant to clause 9.4.1 or 9.4.2 above, but in lieu of such fractional shares, the Borrower shall make a cash payment therefor on the basis of the Average Closing Price.

9.4.6.	Notwithstanding anything to the contrary in this clause 9.4, it shall be a condition to the Borrower’s issuance of shares (or, at the election of any Bank, capital notes) to the Banks pursuant to clause 9.4.1 or 9.4.2 above that: (a) no Default or Event of Default has occurred; (b) no law (including foreign laws or interpretations by foreign Governmental Bodies) prohibits any Bank from acquiring its Proportion of such shares or capital notes or restricts such Bank’s ability to indefinitely hold such shares or capital notes; and (c) all of the Borrower’s agreements with each of the Banks or their respective nominees with respect to such Bank’s investment in the shares, or in securities convertible into or exercisable for shares, of the Borrower, including any investment and registration rights agreements (collectively, “the Equity Documents”), shall be in full force and effect and the Borrower shall not be in default of any of its obligations under any of the Equity Documents. In the event that any of the above conditions shall not be met, then, instead of issuing shares (or capital notes), the Borrower shall pay the Clause 9.4.1 Amount or the Clause 9.4.2 Amount, as applicable (as the same may be adjusted pursuant to clause 9.4.7 below, if applicable) in cash by paying each Bank’s Proportion of such aggregate amount into such Bank’s Project Account on the 30th (thirtieth) day following the end of the Determination Period.

9.4.7.	Notwithstanding anything to the contrary in this clause 9.4, in the event that: (i) clause 9.4.2 shall apply; and (ii) at any time prior to the end of the Determination Period a Bank (or its nominee) shall sell shares of the Borrower issued to such Bank (or its nominee) pursuant to the Loan conversion which occurred on September 28, 2006 (“the Conversion Shares”) at a price per share that exceeds the Minimum Price (“the Sold Shares”), then the compensation payable to such Bank under this clause 9.4 shall be as follows: (a) with respect to the compensation payable to such Bank under clause 9.4.2 above, the Clause 9.4.2 Amount shall be deemed to be an amount equal to the Clause 9.4.2 Amount multiplied by a percentage equal to 100 (one hundred) minus the Percentage Sold; and (b) notwithstanding that clause 9.4.2 is applicable, the Bank shall also be entitled to compensation under clause 9.4.1, provided that the Clause 9.4.1 Amount shall be deemed to be an amount equal to the Clause 9.4.1 Amount multiplied by the Percentage Sold. As used in this clause 9.4.7 the term “Percentage Sold” means the Sold Shares expressed as a percentage of the Conversion Shares, as the Sold Shares and the Conversion Shares shall be adjusted to reflect any subdivisions or combinations of shares occurring between September 28, 2006 and the end of the Determination Period. For the avoidance of doubt, sales by a Bank of shares that are not Conversion Shares, including shares issuable upon the exercise of any Warrants granted or to be granted to any Bank or its nominee or shares issuable upon conversion of any capital notes issued on or about the Amendment Closing Date, shall not be taken into account for the purposes of this clause 9.4.7.

9.4.8.	All issuances of shares or capital notes, as the case may be, in accordance with this clause 9.4 above, shall be made in accordance with the terms of the respective Equity Documents and, without limiting the generality of the foregoing, all Governmental Authorisations, third party consents, certificates and legal opinions to be delivered and all such other actions to be taken by the Borrower under the Equity Documents in connection with the issue of such shares or capital notes, as the case may be, shall be so delivered and taken by the Borrower by not later than 30 (thirty) days after the end of the Determination Period.

10.	SUBSTITUTE INTEREST RATES

If and whenever, at any time prior to the commencement of any Interest Period:

10.1.	by reason of changes affecting the Eurodollar Interbank market, the Banks shall have determined that, due to circumstances beyond their control, adequate means do not exist for ascertaining LIBOR during such Interest Period; or

10.2.	deposits in US Dollars are not available to any of the Banks in the London Interbank market in the Ordinary Course of Business in sufficient amounts to fund the Loans for such Interest Period or there shall be no objective possibility for the Banks to fund the then outstanding balance of the Loans or any of them in US Dollars, the Banks shall forthwith give notice (“a Determination Notice”) of such event to the Borrower (a Determination Notice to contain particulars of the relevant circumstances giving rise to its issue) and, notwithstanding the provisions of clause 9 above, the Banks shall offer the Borrower an alternative basis (“the Substitute Basis”) for the determination of the relevant Interest rate for such Interest Period, the Substitute Basis to be binding upon the Borrower and to take effect in accordance with its terms from the commencement of the relevant Interest Period. If the Borrower determines that it does not wish to continue the relevant Loans under the Substitute Basis, it shall so notify the Banks within 90 (ninety) days of receipt of the Banks’ notice specifying such Substitute Basis, whereupon the outstanding balance of the principal amount of the relevant Loans, together with all accrued Interest thereon, as well as all other amounts in respect thereof, shall become immediately due and payable.

11.	COMMISSIONS, FEES AND EXPENSES

11.1.	Front End Fee

[Intentionally Deleted]

11.2.	Commitment Commission

[Intentionally Deleted]

11.3.	Legal and Other Costs

The Borrower shall pay to the Banks on demand:

11.3.1.	all costs and expenses (including legal fees for external counsel and out-of-pocket expenses) incurred by the Banks in connection with: (i) the performance of all legal due diligence inquiries as the Banks have required or shall require with respect to the Project and the proposed transactions in connection therewith; (ii) the negotiation, preparation and execution of this Agreement and the other Finance Documents and the completion of the transactions herein contemplated; and (iii) assignment or participation pursuant to clause 25 below; all subject, with respect to legal fees, to such limits and/or tariffs as have been or may be agreed, from time to time, between the Banks and the Borrower in writing;

11.3.2.	all expenses (including legal fees and out-of-pocket expenses) incurred by the Banks (or any of them) in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under, this Agreement or any of the other Finance Documents or otherwise in respect of the moneys owing under this Agreement, together with Interest at the rate referred to in clause 18 below from the date on which the payment of such expenses was demanded by the Banks until the date of payment (after as well as before judgment).

11.4.	Consultants

The Borrower shall, in accordance with the letters of engagement with each of the Insurance Adviser and Bank Adviser, retain the following experts: the Insurance Adviser and the Bank Adviser, to advise and act on behalf of the Banks and the Borrower in respect of the Project, including to perform on behalf of the Banks such financial, insurance and technical due diligence inquiries, review, analysis and monitoring as the Banks may require in connection with the Project, as well as, in the case of the Insurance Adviser, to provide the Insurance Report and, in the case of the Bank Adviser, to monitor, review and analyse the financial information received by the Banks from the Borrower pursuant to this Agreement and any of the Finance Documents. The Borrower shall pay all fees of such experts, such fees to be payable in accordance with the tariffs agreed to between the Borrower and such experts.

11.5.	Stamp Duties and Like Taxes

The Borrower shall pay all stamp, documentary, registration or other like duties or Taxes (including any such duties or Taxes payable by the Banks) imposed on or in connection with this Agreement, the Facility and any of the Finance Documents.

11.6.	Other Commissions, Fees and Expenses

Nothing in this clause 11 shall be construed as derogating from the obligations of the Borrower to pay the Banks other commissions, fees and reasonable expenses usually payable to banks in connection with regular, day-to-day banking transactions performed in connection with the Facility and which are not specifically provided for herein.

11.7.	Currency for Payment

All sums payable by the Borrower under this clause 11 shall be payable in the currency in which such sums were incurred by the relevant Bank.

11.8.	VAT

All fees and expenses referred to in this clause 11 are exclusive of any VAT or any other Taxes which might be charged in connection with such fees and expenses. If any VAT or other such Tax is so chargeable, it shall be paid by the Borrower at the same time as it pays the relevant fees and expenses.

12.	TAXES

12.1.	Taxes

All payments to be made by the Borrower to the Banks shall be made free and clear of and without deduction for or on account of Tax, unless the Borrower is required by law to make such payment subject to the deduction or withholding of Tax, in which case (save where such deduction or withholding is in respect of Tax on Overall Net Income of a Bank and the Borrower shall have delivered to such Bank a receipt as referred to in clause 12.3 below, simultaneously with the making of the payment from which such Tax deduction has been made) the sum payable by the Borrower in respect of which such deduction or withholding is required to be made shall be increased, to the extent necessary, to ensure that after the making of the required deduction or withholding, such Bank receives and retains (free from any liability in respect of any such deduction or withholding), a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made, provided that the aforesaid shall not apply with respect to any Taxes (including, for the removal of doubt, Tax on Overall Net Income) of the Banks in connection with the issuance of any shares, Warrants or capital notes of the Borrower or the exercise or conversion thereof.

12.2.	Notification of Taxes

If, at any time, the Borrower is required by law to make any deduction or withholding from any sum payable by it hereunder, the Borrower shall, as soon as reasonably practicable, notify the relevant Bank.

12.3.	Payment and Submission of Receipt

If the Borrower makes any payment hereunder in respect of which it is required to make any deduction or withholding, it shall pay the full amount required to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under applicable law and shall deliver to the relevant Bank, as soon as reasonably practicable after it has made such payment to the applicable authority, an original receipt (or a certified copy thereof) issued by such authority evidencing the payment to such authority of all amounts so required to be deducted or withheld in respect of such payment.

12.4.	Tax Saving

12.4.1.	In the event that following the imposition of any Tax on any payment by the Borrower in consequence of which the Borrower is required, under clause 12.1, to pay any additional amount in respect thereof, any Bank shall, in its sole opinion and based on its own interpretation of any relevant laws or regulations (but acting in good faith), receive or be granted a repayment of Tax, or a credit against, or remission for, or deduction from, or in respect of, any Tax payable by it (any of the aforegoing, to the extent so reasonably identifiable and quantifiable, being referred to as “a saving”), such Bank shall, to the extent that it can do so without prejudice to the retention of the relevant saving and subject to the Borrower’s obligation to repay the amount to such Bank, if the relevant saving is subsequently disallowed or cancelled (which repayment shall be made promptly on receipt of notice by the Borrower from such person of such disallowance or cancellation), reimburse the Borrower promptly after receipt of such saving by such Bank with such amount equal to the lower of: (i) the additional amount paid by the Borrower in respect of such Tax under clause 12.1 as aforesaid; and (ii) such amount as such Bank shall, in its sole opinion but in good faith, have concluded to be the finally determined amount or value of the relevant saving.

12.4.2.	Nothing contained in this Agreement shall interfere with the right of any Bank to arrange its Tax and other affairs in whatever manner it thinks fit and, in particular, no Bank shall be under any obligation to claim relief from Tax on its corporate profits, or from any similar Tax liability, in respect of the Tax, or to claim relief in priority to any other claims, reliefs, credits or deductions available to it or to disclose details of its Tax affairs. No Bank shall be required to disclose any confidential information relating to the organisation of its affairs.

12.4.3.	Each Bank will notify the Borrower promptly of the receipt by such Bank of any saving and of such Bank’s opinion as to the amount or value of that saving.

12.5.	VAT

The Borrower shall pay to the Banks all VAT, if any, payable in respect of any payment to be made by the Borrower to the Banks under this Agreement or under any other Finance Document.

13.	INCREASED COSTS

13.1.	Increased Costs

Subject to clause 13.2 below, if by reason of any change in, or the introduction of, or any change in the interpretation, administration or application by any Governmental Body of any law or by reason of the interpretation, administration or application adopted or declared by any Governmental Body in respect of any law (including of any official directive or official request from, or the rules of, any governmental, fiscal, monetary or regulatory (including self-regulatory) authority, organisation or agency (whether or not having the force of law but, if not having the force of law, being a regulation, treaty, official directive, official request or rule which it is the practice of banks in Israel to comply with)) after the date of this Agreement which affects the Banks or compliance by any of the Banks with any such change, introduction, adoption or declaration, including, in each case, those relating to Taxation, reserves, special deposits, cash ratio, liquidity, limits on provision of credit to single borrowers or groups of borrowers or capital adequacy requirements or other forms of banking, fiscal, monetary or regulatory controls:

13.1.1.	any of the Banks incurs a cost as a result of it having entered into and/or performing and/or assuming and/or maintaining and/or funding its obligations or commitments under, any Finance Document and/or maintaining the outstanding balance of the Loans; or

13.1.2.	any Bank is unable to obtain the rate of return on its overall capital which it would have been able to obtain but for it having entered into and/or performing its obligations under any of the Finance Documents (including maintaining the outstanding balance of the Loans); or

13.1.3.	any amount receivable by any of the Banks under any Finance Document is reduced (save to the extent matched by a reduction in the cost of providing the Loans or maintaining the outstanding balance of the Loans); or

13.1.4.	any of the Banks makes any payment or forgoes any Interest or other return on, or calculated by reference to, any amount received or receivable by it from the Borrower under any Finance Document; or

13.1.5.	there is any increase in the cost of any Bank of funding or maintaining all or any other outstanding balances of the Loans and such cost (or the relevant proportion thereof), reduction, payment, forgone Interest or other return is not compensated for by any other provision of this Agreement, then and in each such case:

(i)	such Bank shall notify the Borrower of that event promptly upon it becoming aware of the event, including, in reasonable detail, particulars of the event; and

(ii)	within 30 (thirty) Business Days after receipt by the Borrower of a demand from time to time by such Bank accompanied by a certificate of such Bank specifying the amount of compensation claimed and setting out the calculation of the amount in reasonable detail, the Borrower shall pay to such Bank such amount as shall compensate such Bank for such increased cost, reduction, payment or forgone Interest or other return. Nothing in this clause 13 shall oblige such Bank to disclose any confidential information relating to the organisation of its affairs.

The Borrower may, after receipt of a demand as aforesaid in (ii) above, notify the Banks that it will prepay, on the next following Interest Payment Date, the whole (but not part only) of the Total Outstandings. Such notice shall be irrevocable and the Borrower shall on such Interest Payment Date as aforesaid pay to the Banks, each in respect of its participation in the Total Outstandings, together with all accrued Interest thereon and all other amounts owing to the Banks under the Finance Documents (including pursuant to clause 19 below). In the event of prepayment under this clause 13.1, the provisions of clause 7.5 above requiring the payment of a prepayment commission in respect of prepayments, shall not be applicable.

13.2.	Exceptions

Clause 13.1 shall not apply so as to oblige the Borrower to compensate such Bank for any increased cost, reduction, payment or forgone Interest or other return resulting only from any change in, or the introduction of, or any change in the interpretation or application of, any law relating to, or any change in the rate of, Tax on Overall Income of such Bank or change in the rate of VAT. For the purposes only of this clause 13, the term “Finance Documents” shall be deemed not to include Warrants or capital notes issued by the Borrower to the Banks.

14.	ILLEGALITY

If any change in or the introduction of any law, or any change in the interpretation, administration or application of laws by a final decision of a competent court or the relevant authority or agency or compliance by any of the Banks with any such change or introduction of laws or change in interpretation, administration or application of laws or by reason of the interpretation, administration or application adopted or declared by any Governmental Body in respect of any law, shall make it unlawful or a breach of laws or impracticable for such Bank to maintain the Loans under this Agreement or to give effect to its obligations and exercise its rights as contemplated by this Agreement or any Bank is requested to reduce the volume of its loans or credit to the Borrower, such Bank may, by notice to the Borrower, declare that to the extent necessary to avoid any such illegality or breach of laws or impracticability or to comply with such reduction, its obligations to the Borrower under the Finance Documents shall be to the extent necessary as aforesaid, terminated forthwith or, if later, on the latest date to which the obligations may remain in effect without causing such Bank to be in breach of laws, whereupon the Borrower will, by the earlier of: (i) the date on which the illegality or breach or impracticability in question takes effect; and (ii) the Interest Payment Date next following such notice from the Banks, prepay the Loans, to the extent necessary as aforesaid. All such prepayments shall be made together with all Interest and other charges accrued on all the aforegoing to the date of the prepayment (as well as all amounts payable under clause 19 below and all other amounts payable to such Bank under the Finance Documents). In the event of prepayment under this clause 14, the provisions of clause 7.5 above requiring the payment of a prepayment commission in respect of prepayments, shall not be applicable.

15.	REPRESENTATIONS AND WARRANTIES

15.1.	General

The Borrower hereby makes the representations and warranties set out in this clause 15 to the Banks. The Borrower acknowledges that the Banks have entered into this Agreement in full reliance on the representations and warranties set out in this clause 15 below. To the extent that representations and warranties set out below apply to Jazz and its Subsidiaries (and only to Jazz and its Subsidiaries), such representations and warranties are made by the Borrower: (a) on the basis of representations and warranties given by Jazz to the Borrower as of May 19, 2008, being the date of signature of the Agreement and Plan of Merger and Reorganization between the Borrower, Armstrong Acquisition Corp. and Jazz (“the Merger Agreement”) and repeated as being accurate in all respects on the closing of such merger agreement on September 19, 2008 (“the Merger Closing Date”) other than the Company Excluded Representations (as defined in the Merger Agreement), which were to be accurate in all material respects as of the Merger Closing Date (except that any inaccuracies in such representations and warranties (other than the Company Excluded Representations ) were disregarded if such inaccuracies (considered collectively) did not have a Material Adverse Effect (as defined in the Merger Agreement) on Jazz as of the Merger Closing Date); and (b) subject to the Borrower giving a further representation and warranty that it has no Knowledge that any of such representations or warranties are inaccurate.

15.2.	Status

The Borrower is a corporation duly organised and validly existing under the laws of Israel, with full corporate power and authority to conduct its business as it is now being conducted and as currently approved by the Borrower’s Board of Directors to be conducted in the future and to own or use its properties and assets. No event exists with respect to it which would constitute an Event of Default under clause 17.7 below.

15.3.	Legal Validity

The Borrower has the absolute and unrestricted right, power, authority and capacity to execute and deliver the Finance Documents and to perform its obligations under the Finance Documents and has taken all corporate action necessary to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. Each Finance Document (including this Agreement and the Debenture) has been duly authorised, executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

15.4.	Non-Conflict

Neither the execution and delivery of this Agreement or the Finance Documents nor the consummation or performance of any of the aforegoing is or will, directly or indirectly (with or without notice of lapse of time):

15.4.1.	contravene, conflict with, or result in a violation of (a) any provision of the Organisational Documents of the Borrower or any Subsidiary, or (b) any resolution adopted by the board of directors or the shareholders of the Borrower or any Subsidiary; or

15.4.2.	contravene, conflict with, or result in a violation of, or give any Governmental Body or other person the right to challenge or to exercise any remedy or obtain any relief under, any law to which the Borrower or any of the assets owned or used by the Borrower may be subject; or

15.4.3.	contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorisation that is held by the Borrower or that otherwise relates to the business of, or any of the assets owned or used by, the Borrower; or

15.4.4.	contravene, conflict with, or result in a violation or breach of any provision of, or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract or instrument to which the Borrower or any Subsidiary is a party; or

15.4.5.	result in the imposition or creation of any Encumbrance (other than an Encumbrance under the Security Documents) upon or with respect to any of the assets owned or used by the Borrower or any Subsidiary.

Without limiting the generality of the aforegoing, except as set forth in Schedule 15.4 hereto, there is no restriction or prevention, legal or otherwise, on the creation of the Encumbrances to be created pursuant to the Security Documents or on the realisation, sale or assignment of any collateral continuing under any such Security Document in the case of an Event of Default or on the application by the Banks of any proceeds of any such realisation or sale.

15.5.	No Default

No Default is continuing which has not been waived.

15.6.	Consents

Except as set forth in Schedule 15.6 hereto, no notice to, filing with or Consent from any person or Governmental Body is or will be required to be made or obtained in connection with the execution, delivery and validity of any of the Finance Documents, or the consummation or performance of any of the transactions contemplated hereby or thereby (save for registrations with the Registrar of Pledges and the Registrar of Companies and, with respect to the Jazz Share Pledge, under the UCC). As at the Amendment Closing Date, the Borrower shall have received all the Consents (including Governmental Authorisations) listed in Schedule 15.6 hereto. All such Consents are, or shall, on or prior to the date on which such Consents are required to have been obtained, be in full force and effect, the Borrower is in compliance in all material respects with all provisions thereof and such Consents (including Governmental Authorisations) are not the subject of any pending, or, to the best of the Borrower’s Knowledge, threatened attack or revocation by any competent authority.

15.7.	Share Capital

The authorised share capital of the Borrower consists of 1,100,000,000 (one billion one hundred million) ordinary shares. The Borrower’s most recently filed Annual Report on Form 20-F (“the Annual Report”), as filed with the United States Securities and Exchange Commission (“the SEC”), sets forth, as of the month ended immediately prior to the filing of the Annual Report, the number of shares issued and outstanding, the approximate aggregate number of shares reserved for issuance upon exercise of all outstanding warrants and options and conversion of all convertible securities (without being required to take into account options, warrants or convertible securities that are substantially “out of the money”) and sets forth the list of all those persons which, to the Knowledge of the Borrower, as of the month ended immediately prior to the filing of the Annual Report, are the beneficial holders of 5% (five percent) or more of the issued and outstanding shares of the Borrower. All of the outstanding ordinary shares have been duly authorised and validly issued.

15.8.	SEC Documents; Financial Statements

15.8.1.	The Borrower has furnished to the Banks copies of the Borrower’s most recent Annual Report as filed with the SEC. The Borrower represents and warrants that: (a) the Annual Report has been duly filed with the SEC and when filed was in compliance in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC applicable to such Annual Report; and (b) the Annual Report was complete and correct in all material respects as of its date and, as of its date, did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Borrower has provided the Banks with a copy of each document submitted to the SEC on Form 6-K since January 1, 2008 (“the 6K Reports”). The Borrower represents and warrants to the Banks that: (i) the 6K Reports have been duly submitted to the SEC and when submitted were in compliance in all material respects with the requirements of law relating to the 6K Reports; and (ii) the 6K Reports were complete and correct in all material respects as of their respective dates and, as of such dates, did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

15.8.2.	The Borrower has delivered to the Banks: (a) audited consolidated Accounts of the Borrower as at December 31 in each of the 2 (two) years ended with the last Fiscal Year included in the Annual Report (inclusive) (including the audited consolidated balance sheets, consolidated statements of income, changes in shareholders’ equity and cash flow for each of the Fiscal Years then ended, together with the report thereon of the Auditors); and (b) unaudited reviewed consolidated Accounts of the Borrower as at the Quarter included in the most recently filed Report on Form 6-K containing quarterly financial information (including the consolidated balance sheets, consolidated statements of income, changes in shareholders’ equity and cash flow for the period then ended, including in each case the notes thereto). Such Accounts and notes truly and fairly present the financial condition and the results of operations, changes in shareholders’ equity and cash flow of the Borrower as at the respective dates of and for the periods referred to in such Accounts, all in accordance with GAAP, subject, in the case of interim Accounts, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse); the Accounts referred to in this clause 15.8.2 reflect the consistent application of such accounting principles throughout the periods involved, except as stated in the Accounts and in the explanation provided pursuant to clause 16.2.6 below.

15.8.3.	The Borrower has furnished to the Banks copies of the Borrower’s registration statement on Form F-4 with respect to its acquisition of Jazz. The Borrower represents and warrants that: (a) such registration statement has been duly filed with the SEC and when filed was in compliance in all material respects with the requirements of the Securities Act of 1933 and the rules and regulations of the SEC applicable to such registration statement; and (b) the registration statement was complete and correct in all material respects as of its effective date and, as of its effective date, did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

15.9.	Business Plan

The Borrower believes that the opinions, assumptions and timetables contained in the Business Plan (including both the alternate case assumptions and the base assumptions, as defined therein) are reasonable. The financial, business and other projections set out in the Business Plan (including both the alternate case assumptions and the base assumptions, as defined therein) have been prepared with due diligence, care and consideration.

15.10.	Title to Properties; Encumbrances

Except for under the Security Documents, for the Existing Encumbrance and except as set forth in Schedule 15.10 hereto, the Borrower and its Subsidiaries have good and marketable title, free and clear of all Encumbrances (other than Encumbrances for current Taxes not yet due) to all of the assets, real property, interests in real property, rights, franchises, Intellectual Property Assets, licences and properties, tangible or intangible, real or personal, wherever located which are used in the conduct of the business conducted and as currently approved by the Borrower’s Board of Directors to be conducted in the future by the Borrower, other than property that is leased or licensed. Except as set forth in Schedule 15.10 hereto, the Borrower has valid and enforceable leases or licences, as the case may be, with respect to assets consisting of property that is leased or licensed, under which there exists no default, event of default or event which, with notice or lapse of time or both, would constitute a default, except for such defaults which could not have a Material Adverse Effect.

15.11.	Condition and Sufficiency of Assets

[Intentionally Deleted]

15.12.	Customers and Suppliers

[Intentionally Deleted]

15.13.	Permitted Financial Indebtedness

A complete and accurate list of, details of, and copies of all trust deeds, indentures and other instruments reflecting the terms and conditions of, all Permitted Subordinated Debt and all Permitted Financial Indebtedness of the Subsidiaries of the Borrower existing as at the Amendment Closing Date are attached as Schedule 15.13 hereto.

15.14.	Financial Indebtedness

[Intentionally Deleted]

15.15.	Taxes

[Intentionally Deleted]

15.16.	No Material Adverse Change

[Intentionally Deleted]

15.17.	Compliance with Laws; Governmental Authorisations

15.17.1.	Except as set forth in Schedule 15.17.1 hereto, the Borrower and its Subsidiaries are and at all times since December 31, 2004 have been, in full compliance with each law that is or was applicable to them or to the conduct or operation of their respective businesses or the ownership or use of any of their respective assets, except for such non-compliance which would not have a Material Adverse Effect.

15.17.2.	Except as set forth in Schedule 15.17.2 hereto, The Borrower and each Subsidiary has all Governmental Authorisations necessary to permit the Borrower and its Subsidiaries to lawfully conduct and operate the Business, as currently conducted and as approved by the respective Boards of Directors of the Borrower and its Subsidiaries to be conducted in the future, except for such authorisations, the failure to possess which would not have a Material Adverse Effect. The Borrower and its Subsidiaries are and have been in full compliance with all of the terms and requirements of each Governmental Authorisation that is held by the Borrower and its Subsidiaries or that otherwise relates to the Business as presently conducted and as approved by the Borrower’s Board of Directors to be conducted in the future, or to any of the assets owned or used by the Borrower and its Subsidiaries, except for such non-compliance which would not have a Material Adverse Effect.

15.17A	Jazz Closing

The merger (“Merger”) between the Borrower, Armstrong Acquisition Corp. and Jazz, contemplated by the Merger Agreement, was closed on September 19, 2008. All conditions precedent and other actions required in order to effectuate the Merger were fulfilled or taken, as the case may be.

15.18.	Legal Proceedings; Orders

15.18.1.	Except as set forth in Schedule 15.18 hereto, there is no pending Proceeding or Proceeding Threatened in writing: (i) that has been commenced by or against the Borrower or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Borrower or any Subsidiary which, if decided against the Borrower, would have a Material Adverse Effect; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated under this Agreement or under any other Finance Documents or with the implementation of the Business Plan.

15.18.2.	[Intentionally Deleted]

15.18.3.	[Intentionally Deleted]

15.18.4.	[Intentionally Deleted]

15.19.	Absence of Certain Changes and Events

[Intentionally Deleted]

15.20.	Contracts; No Defaults

[Intentionally Deleted]

15.21.	Insurance

15.21.1.	[Intentionally Deleted]

15.21.2.	All factual information furnished by the Borrower or its respective advisors to the Insurance Adviser and contained or referred to in the Insurance Report was true in all material respects.

15.21.3.	[Intentionally Deleted]

15.22.	Environmental Matters

[Intentionally Deleted]

15.23.	Intellectual Property

[Intentionally Deleted]

15.24.	Grants, Incentives and Subsidies

[Intentionally Deleted]

15.25.	Disclosure

[Intentionally Deleted]

15.26.	Relationships with Related Persons

[Intentionally Deleted]

15.27.	Documents

[Intentionally Deleted]

15.28.	Ranking of Securities

The security conferred by the Security Documents constitutes a priority security interest of the type therein described (subject to statutory preferences which may rank ahead of the security created thereunder and subject to those Permitted Encumbrances as referred to in clause 1.1.114(d) above) over the security assets therein referred to, which are not subject to any prior or other Encumbrances and is not liable to be set aside on insolvency of the Borrower.

15.29.	Shareholdings

[Intentionally Deleted]

15.30.	Repetition

The representations and warranties set out in this clause 15 shall be deemed to be repeated on the Amendment Closing Date.

16.	UNDERTAKINGS

The Borrower undertakes to the Banks that so long as any sum remains payable by the Borrower under any Finance Document or any Bank shall be under any obligation under any Finance Document to provide any Financial Indebtedness to the Borrower:

16.1.	Financial Information

16.1.1.	The Borrower shall furnish the Banks:

(i)	as soon as practicable (and, in any event, within 90 (ninety) days after the end of each Fiscal Year, the audited Accounts (consolidated and non-consolidated) of the Borrower for that Fiscal Year;

(ii)	as soon as practicable (and, in any event, within 60 (sixty) days after the end of each Quarter of each Fiscal Year, the reviewed Accounts (consolidated and non-consolidated) of the Borrower for that Quarter (or with respect to the second Quarter, for the relevant half-year;

(iii)	[Intentionally Deleted]

(iv)	at the same time as the Accounts are delivered pursuant to paragraphs (i) and (ii) above, a report, in the form and substance attached hereto as Schedule 16.1.1(iv) comparing actual results with projected results of the Borrower (including separately for Fab 2);

(v)	at the same time as the Accounts are delivered pursuant to paragraphs (i) and (ii) above, a certificate of the Chief Financial Officer of the Borrower which shall be certified as accurate by the Auditors in a form reasonably satisfactory to the Banks: (a) setting out in reasonable detail, with respect to Accounts referred to in paragraph (i) above, computations establishing the Excess Cash Flow (if any) for that Fiscal Year; (b) setting out in reasonable detail computations establishing, as at the date of such Accounts, the following financial ratios for such Quarter or Fiscal Year (as the case may be): EBITDA (Consolidated), EBITDA (Borrower only), Investments (Consolidated), Investments (Borrower only), Total Debt (Consolidated) divided by EBITDA (Consolidated), Total Debt (Borrower only) divided by EBITDA (Borrower only), EBITDA (Consolidated) less Investments (Consolidated) and EBITDA (Borrower only) less Investments (Borrower only); (c) [Intentionally Deleted]; (d) a certificate of the Auditors in the form of Schedule 16.1.1(v)B hereto setting out the amounts invested in such Quarter by way of Paid-in Equity, capital notes and by way of Permitted Subordinated Debt; (e) a certificate of the Auditors in the form of Schedule 16.1.1(v)C hereto setting out the amounts received under the Investment Centre Fab 2 Grants during such Quarter; (f) for each Quarter, a statement regarding ageing of accounts receivable; and (g) a certificate of the Auditors in the form of Schedule 16.1.1(v)D hereto confirming that the Auditors did not in the course of their audit of the Accounts come across any breach of the financial covenants set forth herein;

(vi)	at the same time as the Accounts are delivered pursuant to paragraphs (i) and (ii) above, a certificate signed by the Chief Executive Officer (or one of the co-Chief Executive Officers) of the Borrower on its behalf setting out:

(1)	in reasonable detail computations establishing as at the date of such Accounts, whether each of the financial ratios set out in clause 16.29 below were complied with and certifying that:

(a)	the relevant Accounts fairly present (in relation to the relevant Accounting Period) the financial position of the Borrower;

(b)	the relevant Accounts were prepared in accordance with GAAP, consistently applied; and

(c)	no Default has occurred or, if it has occurred, specifying the Default and the steps, if any, being taken to remedy it;

(2)	the number of shares in the Borrower held by each of the Lead Investors and by each shareholder of the Borrower who, to the Knowledge of the Borrower, holds at least 5% (five percent) of the issued share capital of the Borrower as at the end of such Accounting Period; and

(3)	a certificate of compliance by the Borrower with the provisions of clause 16.27 below, attaching documentation, confirming such compliance;

[(vii)	[Intentionally Deleted]]

(viii)	by not later than 7 (seven) days before the end of each Fiscal Year, a budget for the Borrower approved by the Board of Directors of the Borrower for each Quarter of the next Fiscal Year, in the format customary at the Borrower. The representations and warranties set forth in clause 15.9 above shall be deemed to have been repeated upon the furnishing of the budget to the Banks by the Borrower;

(ix)	if in the course of any Fiscal Year, the Borrower wishes to update or revise any of the assumptions underlying the projections under the Business Plan pursuant to paragraph (vii) above in any material respect, the Borrower shall furnish to the Banks such updated assumptions. The representations and warranties set forth in clause 15.9 above shall be deemed to be repeated with respect to such updated assumptions upon the furnishing thereof to the Banks by the Borrower.

16.1.2.	The Borrower will:

(i)	[Intentionally Deleted]

(ii)	notify the Banks immediately of details of any material default under any Material Contract or adverse claims against the Borrower by any party to any Material Contract or by any other person in connection with the Project or of any other material claim by a person against the Borrower, whether or not in connection with the Project;

(iii)	notify the Banks of details of any shut-down of the Project, any force majeure event under a Material Contract and any event which might interrupt Project construction or performance;

(iv)	notify the Banks of details of the occurrence of any Release or of any Environmental Claim.

16.1.3.	The Borrower shall furnish to the Banks:

(i)	promptly, all notices, reports or other documents required by law to be despatched by the Borrower to its shareholders generally (or any class of them) or to the holders of the Permitted Subordinated Debt and all notices, reports or other documents relating to the financial difficulties or debt obligations of the Borrower despatched by or on behalf of the Borrower to its creditors generally or to any class of its creditors;

(ii)	promptly, copies of notices or other filings made by the Borrower with the SEC or any other regulatory Governmental Body;

(iii)	within 21 (twenty-one) days of the end of each calendar month, statements of cash flow (both on a consolidated basis for the Group and Borrower only) for such month in the format set out in the uses and sources statement included in the Business Plan;

(iv)	[Intentionally Deleted]

(v)	as soon as the same are instituted or, Threatened, details of any litigation, arbitration or other Proceedings involving it which, if adversely determined, would have a Material Adverse Effect; or which involves a liquidated claim or alleged liability which is likely to be in excess of US $2,500,000 (two million five hundred thousand United States Dollars) or its equivalent, or, together with any other claims or alleged liability, to be in excess of US $5,000,000 (five million United States Dollars) (or its equivalent) in aggregate;

(vi)	promptly, such further information regarding the Project or the Borrower’s financial condition, business and assets (including any requested amplification or explanation of any item in any Accounts, the Business Plan or other material provided by the Borrower hereunder) as the Banks may reasonably request from time to time;

(vii)	without derogating from clause 16.32 below, promptly, upon being notified of the same, details of the occurrence of a Change of Ownership or details of any proposed Change of Ownership of which it is aware;

(viii)	promptly, on request, certificates signed by the CEO (or one of the co-CEO’s) of the Borrower as to compliance by the Borrower with the Finance Documents, including Security Documents, as to the absence of any Default;

(ix)	promptly, notice of any Default and the steps being taken to remedy same;

(x)	[Intentionally Deleted];

(xi)	promptly after the execution thereof, any Contract which it reasonably considers may constitute a Material Contract and the Borrower shall promptly take all steps required by the Banks to duly pledge and assign by way of charge all rights and interest of the Borrower under such Material Contracts in accordance with the Debenture;

(xii)	[Intentionally Deleted]

(xiii)	[Intentionally Deleted]

(xiv)	the amounts of all deposits at each Bank; and

(xv)	[Intentionally Deleted].

16.1.4.	As soon as practicable (and, in any event, within 45 (forty five) days after the end of each Quarter), the Borrower shall send to the Banks:

(a)	a certificate signed by the Borrower’s Chief Executive Officer (or one of the Co-Chief Executive Officers) and Chief Financial Officer certifying that the Borrower is in full compliance with all of the terms and conditions of the Finance Documents and if not so in compliance, specifying the relevant non-compliance and the steps, if any, being taken to remedy it;

(b)	a report certified by the CEO (or one of the Co-chief Executive Officers) and Chief Financial Officer of the Borrower detailing any Acquisition made or resolved to be made by the Borrower in an aggregate amount equal to or in excess of US $1,000,000 (one million) United States Dollars) during the preceding Quarter;

(c)	a resolution of any organ of the Borrower to make, or evidencing any intention to make, whether conditionally or unconditionally, preparations for the issuance of a prospectus and/or any offer to the public (whether or not any such offer requires the approval or publication of a prospectus), in any jurisdiction, relating to the sale or offer of any securities or debentures of the Borrower;

(d)	details of any loans (other than loans to employees in the ordinary course of the Borrower’s business) or guarantees made by the Borrower, exceeding in each case US $1,000,000 (one million United States Dollars) or loans or guarantees exceeding US $2,500,001 (two million five hundred thousand and one United States Dollars) in aggregate;

(e)	any disposal as referred to in clause 16.24 below, the Dollar amount (or, if denominated in a currency other than US Dollars, the Dollar equivalent) of the Net Proceeds of which equals or exceeds US $5,000,000 (five million United States Dollars) when aggregated with the Net Proceeds of all such other disposals in the Fiscal Year in which such Quarter occurs, equals or exceeds US $10,000,000 (ten million United States Dollars).

16.2.	Accounts and Auditors

The Borrower will ensure that:

16.2.1.	the annual Accounts (including the consolidated annual Accounts) to be delivered to the Banks pursuant to clause 16.1 above are audited by the Auditors and that the quarterly Accounts are, unless otherwise indicated herein, reviewed by the Auditors (including the consolidated Accounts);

16.2.2.	the Borrower shall at all times have duly appointed Auditors;

16.2.3.	the Borrower will not change its financial year-end without the prior written consent of the Banks;

16.2.4.	all Accounts shall be prepared in accordance with GAAP (consistently applied) or shall indicate in notes to or accompanying such Accounts (including the consolidated financial statements) any material departures from GAAP or (without derogating from clause 16.2.5 below) changes in the accounting policy of the Borrower;

16.2.5.	each set of Accounts delivered to the Banks is prepared in the respective formats attached as Schedules 1.1.2(A) and 1.1.2(B) hereto and is prepared on substantially the same basis as was used in the preparation of the Accounts previously delivered to the Banks, subject to changes required by GAAP;

16.2.6.	in the event that any Accounts are delivered which are not prepared on a substantially consistent basis to Accounts previously delivered hereunder, such Accounts are accompanied by an explanation of any changes to the accounting basis used in respect of the Business Plan; and

16.2.7.	all Accounts shall fairly present in all material respects (subject to adjustments which fall to be made at the end of the financial year in accordance with GAAP), the financial position and results of operations of its financial position and results of operations, as at the end of and for the Accounting Period to which they relate.

16.3.	Purpose

[Intentionally Deleted]

16.4.	Negative Pledge

The Borrower shall not create or permit to subsist any Encumbrance on the whole or any part of its, or any of its Subsidiaries’ present or future assets, business or undertaking, save for the Encumbrances under the Security Documents and for the other Permitted Encumbrances.

16.5.	No Financial Indebtedness

Save with the prior written consent of the Banks, the Borrower will not incur or have and will procure that the Group will not incur or have any Financial Indebtedness, save for Permitted Financial Indebtedness. Without limiting the generality of the aforegoing, the Borrower will not and will procure that its Subsidiaries (other than Jazz and its Subsidiaries) will not make any loans or give any guarantees or incur other contingent Indebtedness, other than as referred to (and subject to the limits set out) in clause 1.1.115(e). The Borrower will deliver to the Banks, within 60 (sixty) days of the end of each Quarter during this Agreement, a certificate from the chief financial officer of the Borrower confirming compliance by the Borrower with the provisions of this clause 16.5. In addition, the Borrower shall not give any credit, save for customary credits in the Ordinary Course of Business constituting credit to customers or loans to employees.

16.6.	Pari Passu Ranking

The Borrower undertakes that its obligations under this Agreement rank and will at all times rank at least pari passu in right and priority of payment and in priority of security (save by reason of and to the extent of the security afforded thereto by the Security Documents) with all its other present and future unsecured and unsubordinated obligations, other than obligations which are mandatorily preferred by law applying to companies generally.

16.7.	Distributions

The Borrower will not, prior to the date that all amounts payable by the Borrower under the Finance Documents shall have been paid in full:

16.7.1.	make or resolve to make any Distribution (other than payments with respect to Permitted Subordinated Debt specifically permitted by clause 16.7.2 below);

16.7.2.	make or resolve to make any repayment, prepayment or payment (in cash or in kind) of the principal of, or Interest (whether or not capitalised) or other amount on or in respect of the Permitted Subordinated Debt, save to the extent permitted under the approved terms thereof in accordance with clause 1.1.118 above (including, for the removal of doubt, all Permitted Subordinated Debt set forth on Schedule 15.13 hereto). For the removal of doubt, the Borrower shall not make or resolve to make any other changes to or in respect of the Permitted Subordinated Debt without the prior written consent of the Banks;

16.7.3.	without derogating from clause 16.22 below, make or resolve to make any other payment or transfer of assets to or acquisition from any shareholder of the Borrower or Affiliate of any shareholder, save for payments in the Ordinary Course of Business and on market conditions and prices and save for:

(a)	payments in connection with the Borrower’s indemnification obligation as contemplated by the undertaking from the Borrower to TIC dated November 11, 2003 with respect to what was known as the Safety Net Undertaking, to the extent that such indemnification obligation is still applicable; and

(b)	payments to Sandisk in connection with the Loan Agreement between the Borrower and Sandisk, dated August 10, 2006,

For the avoidance of doubt, nothing herein contained shall be construed as prohibiting: (i) the conversion of debt by the Borrower to TIC to be made on or about the Amendment Closing Date; (ii) the payments by the Borrower to TIC of a fee aggregating US $300,000 (three hundred thousand United States Dollars) in connection with the agreements signed between the Borrower and TIC on or about the Amendment Closing Date; or (iii) payments or transfers to the Banks pursuant to: (1) the Finance Documents; or (2) any other Permitted Financial Indebtedness.

16.8.	Intellectual Property Assets

The Borrower will:

16.8.1.	make or procure to be made such registrations and pay such fees and similar amounts as are necessary to keep those registered Intellectual Property Assets over which the Banks have been granted fixed security pursuant to the Security Documents (if any), in force and to record its interest in those Intellectual Property Assets;

16.8.2.	[Intentionally Deleted]

16.8.3.	promptly upon being required to do so by the Banks, comply with all proper instructions of the Banks which the Banks are entitled to give under the Security Documents in respect of its Intellectual Property Assets referred to in clause 16.8.2 above.

16.8.4.	[Intentionally Deleted]

16.8.5.	[Intentionally Deleted]

16.9.	Environmental Matters

The Borrower will, and will procure that each Subsidiary will:

16.9.1.	(i) obtain all Environmental Permits required for the operation of the business of the Borrower as contemplated under the Business Plan by not later than the date when such Environmental Permit is required to be obtained; (ii) comply with the terms and conditions of all Environmental Permits applicable to it; (iii) comply with all applicable Environmental Laws; (iv) use its best endeavours to prevent any Release of Materials of an Environmental Concern; and (v) remedy all Environment damage caused in connection with the Project, in each case where failure to do so would have a Material Adverse Effect; and

16.9.2.	promptly upon receipt of the same, notify the Banks of any claim, notice or other communication served on it in respect of any alleged breach of or corrective or remedial obligation or liability under any Environmental Law.

16.10.	Insurance

16.10.1.	Until the date upon which all amounts payable by the Borrower under the Finance Documents shall have been paid in full, the Borrower will insure and keep insured all such properties and assets of the Borrower, with reputable insurance companies or underwriters approved by the Banks, to such extent, at such times and against such risks, as described in the schedule to the Insurance Report (including with respect to deductibles, exclusions and exceptions) (the Insurance Report to be revised only at the recommendation of the Insurance Advisor and subject to the consent of the Borrower and the Banks) and the Borrower will procure that all the Insurance Policies required under the Insurance Report as aforesaid shall, for so long as so required in accordance with the Insurance Report, be in full force and effect and legal, valid, binding and enforceable in accordance with their respective terms. Without limiting the generality of the aforegoing, the Borrower shall ensure that at all times the proceeds of all Insurance Policies in force payable in the event of loss of Fab 2 or of the Project shall be equal to at least 110% (one hundred and ten percent) of the Total Outstandings at such time.

16.10.2.	The Borrower will promptly after becoming aware of the relevant requirement, effect and maintain all insurances required by the terms of any applicable law or any Contract binding on it.

16.10.3.	The Borrower will ensure that the Group has such insurance coverage in respect of any risks or liabilities other than those specified in the Insurance Report as would from time to time generally and customarily be insured by a company carrying on a business similar to the Business.

16.10.4.	Subject as hereinafter provided, the Borrower may, at its discretion at any time, effect such other insurances in addition to or supplementing those referred to in this clause 16.10 as it may think fit; provided that, such supplementary insurance shall not adversely affect any insured party’s rights or ability to recover under the insurance referred to in this clause 16.10 and the Borrower shall notify the Banks at least annually of any material insurances effected since the previous such notification pursuant to this clause 16.10.

16.10.5.	The Borrower shall pay and, as applicable, procure that its Subsidiaries pay all premiums on all Insurance Policies when due and the Borrower shall maintain and comply with the provisions of the Insurance Policies and the Borrower shall ensure that the Insurance Policies do not become void or voidable. The Borrower will promptly supply to the Banks on request evidence reasonably satisfactory to the Banks of payment of all premiums and other amounts payable by it under and a certified copy of, each insurance policy taken out and maintained by it pursuant to this clause 16.10, together with such other information as to the Insurance Policies taken out pursuant hereto (including regarding renewals thereof) as the Banks may reasonably request.

16.10.6.	The Borrower shall ensure that, in respect of each Insurance Policy taken out pursuant to clause 16.10.1 (except for third party insurances as referred to in the schedule to the Insurance Report):

(a)	a clause is endorsed upon such policy in the form of Schedule 16.10.6(a) hereto;

(b)	an undertaking is endorsed upon such policy by the insurer to notify the Banks promptly in writing if the premium or other moneys payable under such policy are not paid when due and to refrain from cancelling such policy by reason only of the non-payment of such moneys for a period of at least 120 (one hundred and twenty) days from the due date;

(c)	a provision is endorsed upon such policy to the effect that the relevant insurance company waives any rights of contribution arising against any other insurance taken out by the Banks in respect of payments made by it and any rights of subrogation arising in respect of the rights of the Banks under the Finance Documents;

(d)	a notice of assignment by way of charge in respect of all the Insurance Policies (other than under Insurance Policies in respect of liability of the Borrower to third parties or of liability of the Borrower for damage to property of third parties or of the type listed in Schedule 16.10.6(d) attached hereto) is duly given to the relevant insurers in accordance with the Debenture and such insurers shall have given acknowledgments thereof, pursuant to which, inter alia, all proceeds of the Insurance Policies are to be paid directly to the Banks by way of payment into the Project Account;

(e)	the Banks are joined as an additional insured (named insured) thereunder and the interests of the Banks are duly noted and endorsed upon all slips, cover notes, policies or other instruments of insurance issued or to be issued in connection therewith;

(f)	the insurers agree that the Banks are not liable for premiums or other policy obligations.

16.10.7.	The Borrower will ensure that (other than third party liability insurance (as referred to in the schedule to the Insurance Report)) all of the Insurance Policies required to be taken out and maintained by it pursuant to clause 16.10.1 above shall be contain provisions providing for payment in the manner described in clause 16.10.6(d) above.

16.10.8.	All moneys received or receivable under any insurances in respect of property or assets of the Borrower damaged or destroyed or otherwise shall be paid into the Project Account and may, unless required to be prepaid in accordance with clause 8.1.1 above, thereafter promptly be applied: (i) subject to (ii) below, in repairing, replacing, restoring or rebuilding the property or assets damaged or destroyed or applied in respect of the Project or (in the case of third party liability cover), in satisfaction of the third party liability in question; or (ii) on and after the occurrence of a Default and for so long as such Default is continuing, at the option of the Banks: (A) to prepay the Loans in accordance with clause 7 above; or (B) in repairing, replacing, restoring or rebuilding the property or assets damaged or destroyed or applied in respect of the Project as the Banks reasonably see fit as permitted pursuant to this Agreement or (in the case of third party liability cover) in satisfaction of the third party liability in question.

16.10.9.	The Borrower shall promptly notify the Banks of any insurance claim where the amount of such claim exceeds US $2,500,000 (two million five hundred thousand United States Dollars) (or its equivalent, on the date on which the claim is made, in the currency in which such claim is made) and of any insurance claims which, in the aggregate, exceed US $5,000,000 (five million United States Dollars) (or their respective equivalents, as aforesaid).

16.11.	Mergers and Amalgamations

The Borrower will not, and will procure that its Subsidiaries (other than Jazz and its Subsidiaries) will not, enter into or resolve to approve any merger, consolidation, amalgamation or scheme of reconstruction or in any way transfer its or their respective businesses or part thereof, save with the prior written consent of the Banks.

16.12.	Consents

The Borrower will obtain every Consent required to perform its obligations under this Agreement, under any other Finance Document and ensure that: (a) none of the Consents is revoked, cancelled, suspended, withdrawn, terminated, expires or is not renewed or otherwise ceases to be in full force and effect; and (b) no Consent is modified and that it does not commit any breach of the terms or conditions of any Consent (save for a breach which cannot be a cause for revocation of such Consent or for variation thereof materially adverse to the Borrower). The Borrower will promptly furnish to the Banks certified copies of all Consents.

16.13.	Material Contracts

16.13.1.	The Borrower shall comply with the terms of each of the Material Contracts, save for any non-compliance which: (i) is not material; and (ii) cannot constitute (including with the passage of time or the giving of notice) a cause of action permitting cancellation of any such Material Contract or any variation thereof materially adverse to the Borrower).

16.13.2.	[Intentionally Deleted]

16.13.3.	[Intentionally Deleted]

16.13.4.	[Intentionally Deleted]

16.13.5.	The Borrower shall use its best efforts to procure that all Material Contracts entered into after the date hereof are duly pledged to the Banks by way of first-ranking fixed charge (assignment by way of charge) under the Debenture and otherwise perfected in accordance with its terms.

16.14.	Auditors

16.14.1.	If the Borrower wishes to change its Auditors it will notify the Banks as to the reasons for any such proposed change and if the Banks so request, will instruct the audit partner of each of the outgoing firm of Auditors and the replacement firm of Auditors to discuss the financial position of the Borrower with the Banks.

16.14.2.	The Borrower will authorise the Auditors to discuss the Borrower’s financial position with the Banks (and with the Bank Adviser) on the Banks’ reasonable request and after notice is provided to the Borrower, at the expense of the Borrower.

16.15.	Acquisitions

16.15.1.	The Borrower shall not, without the prior written consent of the Banks, make any Acquisition (including any investment of any kind in any Subsidiary or other Affiliate), unless: (a) the aggregate amount of the investment by the Borrower in all Acquisitions during the period of this Agreement does not exceed US $5,000,000 (five million United States Dollars); and (b) the Borrower shall not incur any Indebtedness (contingent or otherwise) in connection with such Acquisition, save for the amount invested as permitted under paragraph (a) above.

16.15.2.	The Borrower’s ability to make any Acquisition pursuant to clause 16.15.1 above will be conditional upon the Borrower using its best efforts to provide that such Acquisition is first capable of being pledged in favour of the Banks by way of a first pledge and charge under the Debenture or any other charge, in a form satisfactory to the Banks.

16.16.	Access

16.16.1.	The Borrower shall, subject to prior coordination with the Borrower of the time, permit any professional adviser (including the Bank Adviser) to the Banks or representative of the Banks to have access to the Group’s corporate, financial and operational books, records, accounts, documents, computer programmes, data or other information in the possession of or available to it, subject to such adviser executing a confidentiality undertaking in customary form reasonably acceptable to the Banks and the Borrower and to take such copies as may be considered appropriate by such representative or professional adviser and to discuss the affairs, finances and Accounts of the Borrower with the directors, officers and Auditors of the Borrower, all at such reasonable times after giving written notice and as often as the Banks may from time to time request. For the removal of doubt, the Bank Adviser and such other professional advisors shall be entitled to reveal to the Banks all confidential information regarding the Group to which it has access.

16.16.2.	[Intentionally Deleted]

16.16.3.	For the avoidance of doubt, no information or access provided to any of the Banks’ professional advisors, including, the adviser to the Banks on financial and accounting matters (“the Bank Adviser”), pursuant to this Agreement shall release the Borrower from its obligations to make and provide, and to be fully responsible for, all reports and notices as shall be required under this Agreement, or in any way place any responsibility on the Banks with respect to the Borrower or to any third parties with respect to such information and access, including, any claim that any knowledge obtained by the Banks’ professional advisors (including the Bank Advisor), constitutes any waiver of any nature or acceptance by the Banks of any such matter or matters as to which the Banks’ professional advisors (including the Bank Advisor) obtain knowledge.

16.17.	Capital Expenditure

16.17.1.	[Intentionally Deleted]

16.17.2.	[Intentionally Deleted]

16.18.	Organisational Documents

The Borrower shall not amend its Articles of Association or other Organisational Documents in any respect materially adverse to the interests of the Banks under the Finance Documents, without the prior written consent of the Banks. For the purposes of this clause 16.18, the term “Finance Documents” shall be deemed not to include any shares, Warrants and capital notes issued by the Borrower to the Banks.

16.19.	Project

16.19.1.	[Intentionally Deleted]

16.19.2.	[Intentionally Deleted]

16.20.	Business Plan

16.20.1.	[Intentionally Deleted]

16.20.2.	[Intentionally Deleted]

16.21.	Hedging

The Borrower shall not, and the Borrower shall procure that none of its Subsidiaries shall, enter into any Hedging Transaction, other than Permitted Hedging Transactions. “Permitted Hedging Transactions” shall mean: (i) forward transactions, swap transactions, future transactions or other similar types of transactions; or (ii) other Hedging Transactions in which the maximum financial exposure is reasonable and the exact amount thereof may be calculated pursuant to the Hedging Transaction agreement at the time such agreement is entered into, provided, in the case of both (i) and (ii), such Hedging Transaction is not made for any speculative purpose.

16.22.	Transactions with Related Persons

Except with the prior written consent of the Banks, the Borrower will not, directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise have any dealings or enter into any transaction after the date of this Agreement with, any interested person (Baal Inyan), Affiliate or any Subsidiary of the Borrower or with any Lead Investor or Affiliate of a Lead Investor, except on terms no more favourable to such other person than would apply in the case of arm’s length Contracts entered into in the Ordinary Course of Business, except for transactions which are not material.

16.23.	Sale and Leaseback

The Borrower will not sell, transfer or otherwise dispose of any of its assets or any interest therein on terms whereby such asset is or may be leased to or re-acquired or acquired by the Borrower or any member of the Group in circumstances where the transaction is entered into primarily as a method of raising finance or of financing the acquisition of an asset.

16.24.	Disposals

The Borrower will not, and will procure that none of its Subsidiaries (other than Jazz and its Subsidiaries) will, either in a single transaction or in a series of transactions whether related or not and whether voluntarily or involuntarily, sell, transfer, lease or otherwise dispose of all or any part of or interest in its respective assets or undertaking to any person, save for:

16.24.1.	disposals in the Ordinary Course of Business;

16.24.2.	disposals of assets in exchange for or for investment in other assets performing substantially the same function which are comparable or superior as to type, value and quality;

16.24.3.	(i)	disposals of shares of a Subsidiary on arm’s length terms where the business of that Subsidiary is not required for the efficient operation of the Business and such business has been, or is in the process of being, terminated;

(ii)	disposals of surplus, obsolete or redundant plant and equipment or other assets or of land or buildings in connection with the termination of any business or operation not required for the efficient operation of the Business, in each case on arm’s length terms; or

16.24.4.	any other disposal with the prior written consent of the Banks.

Nothing in this clause 16.24, however, will permit the disposal of and the Borrower shall not dispose of: (i) any assets which are, or are intended to be, the subject of fixed security created by any Security Document except in accordance with the relevant Security Document; or (ii) any assets (including rights under Material Contracts) which, in accordance with clause 1.1.36(c)(i) or (ii) above are not charged in favour of the Banks under the Debenture. In the event that the Borrower shall wish to dispose of assets as referred to in clause 16.24.2 or 16.24.3(ii) above, it shall request for the Banks to release such assets from any fixed security under the relevant Security Document and, provided no Default or Event of Default has occurred, the Banks shall consent to such release, provided further that, with respect to the assets referred to in clause 16.24.2 above, such replacement assets are all duly pledged by fixed charge under the relevant Security Document. Notwithstanding any other provision herein, the Borrower shall be entitled to dispose of any shares or other securities or other similar rights of the Borrower in or in connection with Azalea Microelectronics Corporation, without the prior written consent of the Banks provided that the proceeds of any such disposal are invested in the Project in accordance with the Business Plan.

16.25.	Notification of Default

The Borrower shall notify the Banks of any Default or Event of Default of which it is aware (and the steps, if any, being taken to remedy such Default or Event of Default) promptly upon becoming aware thereof.

16.26.	Compliance with Laws

The Borrower will, and will procure that each of its Subsidiaries will, comply in all respects material to the Banks with all applicable laws and Orders.

16.27.	Investments in the Borrower

The Borrower shall procure the receipt by it by no later than December 31, 2009 of an amount of at least US $20,000,000 (twenty million United States Dollars) in: (a) Paid-in Equity; or (b) capital notes in form and substance the same as those issued to TIC on or about the Amendment Closing Date. For the purposes of the aforegoing, the Borrower’s obligation as aforesaid is in addition to the investment of US $20,000,000 (twenty million United States Dollars) in capital notes made by TIC on or about the Amendment Closing Date which shall not be taken into account for this clause 16.27. For the avoidance of doubt, nothing contained in the TIC Safety Net Undertaking shall in any way derogate from the Borrower’s obligations under this clause 16.27.

16.27.1.	[Intentionally Deleted]

16.27.2.	[Intentionally Deleted]

16.27.3.	[Intentionally Deleted]

16.27.4.	[Intentionally Deleted]

16.28.	Taxation

[Intentionally Deleted]

16.29.	Financial Undertakings

The Borrower will procure that with effect from March 31, 2009 (including for the Quarter ending on March 31, 2009), at all times during this Agreement, the Borrower and the Group shall comply with the Financial Undertakings set out below:

16.29.1.	[Intentionally Deleted]

16.29.2.	[Intentionally Deleted]

16.29.3.	[Intentionally Deleted]

16.29.4.	(a)	for any Quarter, the ratio of: (i) Total Debt (Consolidated) to (ii) EBITDA (Consolidated) for such Quarter, shall not exceed the ratio for such Quarter as set out in Schedule 16.29 hereto;

(b)	for any Quarter, the ratio of: (i) Total Debt (Borrower only) to (ii) EBITDA (Borrower only) for such Quarter, shall not exceed the ratio for such Quarter as set out in Schedule 16.29 hereto;

16.29.5.	[Intentionally Deleted];

16.29.6.	(a)	for any Fiscal Year and for any Quarter, EBITDA (Consolidated) for such Fiscal Year or for such Quarter shall not be less than the amount for such Fiscal Year or such Quarter as set out in Schedule 16.29 hereto;

(b)	for any Fiscal Year and for any Quarter, EBITDA (Borrower only) for such Fiscal Year or for such Quarter shall not be less than the amount for such Fiscal Year or such Quarter as set out in Schedule 16.29 hereto;

16.29.7.	[Intentionally Deleted];

16.29.8.	[Intentionally Deleted];

16.29.9.	[Intentionally Deleted];

16.29.10.	[Intentionally Deleted];

16.29.11.	[Intentionally Deleted];

16.29.12.	(a)	for any Fiscal Year, Investments (Consolidated) shall not be greater than the amount for such Fiscal Year as set out in Schedule 16.29 hereto; and

(b)	for any Fiscal Year, Investments (Borrower only) shall not be greater than the amount for such Fiscal Year as set out in Schedule 16.29 hereto;

and

16.29.13.	(a)	for any Fiscal Year, EBITDA (Consolidated) less Investments for such Fiscal Year, shall not be less than the amount for such Fiscal Year as set out in Schedule 16.29 hereto; and

(b)	for any Fiscal Year, EBITDA (Borrower only) less Investments for such Fiscal Year, shall not be less than the amount for such Fiscal Year as set out in Schedule 16.29 hereto.

Schedule 16.29 attached hereto shall be binding unless the Banks and the Borrower agree in writing, prior to December 31, 2008, to modify Schedule 16.29. For the avoidance of doubt, the Banks shall be under no obligation to modify Schedule 16.29.

16.30.	Change of Business

16.30.1.	The Borrower will not make or threaten to make any substantial change in the nature of its business.

16.30.2.	The Borrower will not and will procure that its Subsidiaries will not, carry on any business other than the Business.

16.31.	Bank Accounts

16.31.1.	So long as any Loans are outstanding, the Borrower shall maintain in its own name all the Charged Accounts. The Borrower will not maintain any bank account other than the Charged Accounts and other bank accounts duly charged in favour of the Banks by way of a first-ranking fixed pledge and charge under the Debenture. Notwithstanding the foregoing, the Borrower shall be entitled to continue to maintain and shall not be required to pledge as aforesaid for the benefit of the Banks the bank account maintained for the purpose only of employee option exercises and shall be entitled to open and maintain bank accounts with respect to Permitted Financial Indebtedness referred to in clauses 1.1.115(c) and 1.1.115(j) and shall not be required to pledge such accounts as aforesaid for the benefit of the Banks, provided that such accounts shall only be used by the Borrower for the purpose of receipt and payment of the particular Permitted Financial Indebtedness referred to in such clauses and for no other purpose.

16.31.2.	The Borrower shall procure that all payments in connection with the Project, payments by the Borrower under the Finance Documents, investments of Paid-in Equity, investments by way of capital notes, proceeds of Permitted Subordinated Debt, proceeds from disposals and, subject to clause 16.31.3(i) below, Grants from the Investment Centre and all other payments directly or indirectly relating to the Project or Fab 2 shall be made, directly from the relevant payor, to the relevant Charged Accounts.

16.31.3.	The Borrower shall procure that all revenues from the Project (including from proceeds from disposals and other Material Contracts) and from authorised investments, as well as all proceeds of all Paid-In Equity subscriptions, investments by way of capital notes, Investment Centre Fab 2 Grants and Permitted Subordinated Debt, are paid direct to one of the Project Accounts (or in the case only of amounts received from non-Israeli investors, the Foreign Paid-in Equity Account); provided that: (i) if so required by the Investment Centre, the proceeds of the Investment Centre Fab 2 Grants may be allocated by banks or financial institutions other than the Banks (but to be transferred directly to either of the Project Accounts); (ii) proceeds from a public offering made on an exchange outside Israel may be placed on deposit in foreign banks until such time as the Borrower uses such proceeds; provided further that, in both cases, the accounts at such other banks or financial institutions are duly pledged under the Debenture by way of a first-ranking fixed pledge and charge in favour of the Banks. Except as otherwise specified above, no other sums shall be paid into either of the Project Accounts or into the Foreign Paid-in Equity Account without the prior agreement of the Banks.

16.31.4.	The Borrower shall at the request of the Banks furnish the Banks with copy invoices or other evidence acceptable to the Banks with respect to any withdrawal of sums from the Project Account or into the Foreign Paid-in Equity Account.

16.31.5.	The Borrower shall procure that: (a) the proceeds of all insurance claims under the Insurance Policies taken out by the Borrower with respect to Fab 1 and Fab 2 or any part of either, other than in respect of third party liabilities which are or are to be paid by the insurer or re-insurer direct to the third party claimant; (b) all proceeds of nationalisation, expropriation, or requisition for title or use; and (c) [Intentionally Deleted]; (d) all proceeds of any sale, transfer or licence of Intellectual Property Assets used in connection with the Project or other Net Proceeds, shall be paid directly to one of the Project Accounts.

16.31.6.	Sums standing to the credit of any of the Charged Accounts shall be placed on deposit and shall earn Interest at such rates as may be agreed from time to time by the Borrower and the relevant Bank at which such Charged Account is held. All Interest earned on the balance thereof to the credit of a Charged Account shall be credited to such Charged Account.

16.31.7.	The Borrower shall not create or permit to subsist any Encumbrance on all or any part of the Charged Accounts or any other account charged under the Debenture, other than any Encumbrance created by the Security Documents, nor assign, transfer or otherwise dispose of all or any part of its right or title to, or Interest in, the Charged Accounts or any other account charged under the Debenture.

16.31.8.	(a)	No amounts may be withdrawn or transferred from any of the Charged Accounts and the Borrower may not give any instructions in relation to any of the Charged Accounts, except in accordance with the express terms of this Agreement.

(b)	The Borrower shall ensure that all moneys paid to it from a Charged Account in response to any instruction given by it are applied only in discharging the obligations in respect of which they were paid from the relevant Charged Account (or as otherwise permitted under this Agreement).

16.31.9.	The Borrower agrees that each Bank may provide to any of the other Banks copies of bank statements for any of the Charged Accounts and other information relating to transactions effected or to be effected on the Charged Accounts save for information regarding financial terms such as interest rates, commissions, fees and terms of deposits.

16.31.10.	The Borrower acknowledges that neither any insufficiency of funds in the Charged Accounts (or any of them), nor any inability to apply any fund in the Charged Accounts (or any of them) against any or all amounts owing under this Agreement, shall at any time limit, reduce or otherwise affect the Borrower’s payment obligations under this Agreement.

16.31.11.	Each Bank may transfer sums from one Charged Account to another Charged Account or to the Banks as required in order to meet payments and withdrawals from the Charged Accounts, but without liability or responsibility as a consequence of such application.

16.32.	Prohibition on Change of Ownership

Save with the prior written consent of the Banks, there shall be no Change of Ownership.

16.33.	Utilisation of Excess Cash Flow

All Excess Cash Flow shall be invested only in accordance with the Business Plan, unless otherwise agreed by the Banks in advance in writing or unless applied in prepayment (to the extent permitted) in accordance with clause 7 above.

16.34.	Safety Net Undertaking

The Borrower shall procure that TIC provides the TIC Safety Net Undertaking.

16.35.	Outside Investment

16.35.1.	The Borrower shall procure that each of the Lead Investors provide an undertaking, in the form of Schedule 16.35.1 hereto (“the Outside Investment Undertakings”), that obligates each such Lead Investor to cooperate with an Outside Investment Offer, all subject to the terms and conditions of Schedule 16.35.1. For purposes of this clause 16.35 “an Outside Investment Offer” means a binding offer by a person or persons (acceptable to the Banks in their sole discretion) having sufficient assets, or having available to it a binding financial commitment in an amount sufficient from one or more reputable financial institutions, to make the Outside Investment Offer (“the Outside Offeror”) to subscribe for shares from the Borrower at a price specified in such offer, which offer is: (a) made after the commencement and continuation for 60 (sixty) days after the institution thereof of bankruptcy or receivership proceedings against the Borrower which are ordered by a court of competent jurisdiction or the prior determination of an arbitrator, mutually appointed by the Banks and the Borrower, that a bankruptcy or receivership order would be issued by a court against the Borrower were a petition to be filed with a court of competent jurisdiction or, an order providing for creditor protection in favour of the Borrower pursuant to the request therefor by the Borrower is issued by a court of competent jurisdiction shall have occurred and be continuing (“the Triggering Event”); and (b) in an amount sufficient, at least, to enable the Borrower (after deduction of all attendant expenses) to cure and remedy the Triggering Event.

16.35.2.	Upon the happening of a Triggering Event, the Borrower shall take all steps to cooperate with any Outside Offeror (or potential Outside Offerors), including, by permitting persons seeking to become an Outside Offeror (and their representatives) the opportunity to conduct a due diligence examination of the Borrower and of its assets, liabilities, business and prospects (provided that such persons enter into a confidentiality agreement in a reasonable and customary form with the Borrower). If the Outside Investment Offer is made and accompanied by an opinion of a reputable investment banking firm that the Outside Investment Offer is fair to the Borrower, the Borrower shall procure that a rights offering (“the Rights Offering”) be made to its shareholders to invest up to 60% (sixty percent) of the amount proposed to be invested by the Outside Offeror in the Borrower at the same price per share and the other terms and conditions set forth in the Outside Investment Offer. Notwithstanding the aforegoing, if the Outside Investment Offer is conditioned on the Outside Offeror acquiring at least 51% (fifty-one percent) of the shares of the Borrower, the maximum number of shares that may be purchased in the Rights Offering shall be limited to that number of offered shares which, together with the number of then outstanding shares not owned by the Outside Offeror, shall not exceed a maximum of 49% (forty-nine percent) of the shares of the Borrower, unless the Lead Investors agree to invest an amount at least equal to, and at a price per share no less than, the Outside Investment Offer (“the Alternative Outside Offer”) and further agree, in addition to exercising all rights offered to them in the Rights Offering, to exercise in a subsequent private placement all rights not exercised by the other shareholders of the Borrower in such rights offering, so as to ensure that the full amount of the Outside Investment Offer is invested in the Borrower; in such case, the Alternative Outside Offer shall be made the subject of the Rights Offering and the Lead Investors shall ensure that the full amount of the Alternative Outside Offer is invested in the Borrower and, to the extent required, used to cure and remedy the Triggering Event.

16.35.3.	For the removal of doubt: (a) nothing in this clause 16.35 above (or in the Outside Investment Undertakings) shall prevent the Banks from enforcing any and all of their rights or remedies under this Agreement (including in the case of the occurrence of a Triggering Event) at any time, even if such enforcement does not permit, or in any way adversely affects the possibility of, an Outside Investment Offer, or an Alternative Outside Offer, as the case may be, to be made, or if made, to be completed and, for the further removal of doubt, even after an Outside Investment Offer has already been made; and (b) in the event an Outside Investment Offer is conditional on the Outside Offeror acquiring at least 51% (fifty-one percent) of the shares of the Borrower and, pursuant thereto, the Outside Offeror subscribes for shares from the Borrower as contemplated in clause 16.35.1 above and the shares subscribed, as aforesaid, confer on such Outside Offeror at least 51% (fifty-one percent) of the shares of the Borrower, then, with effect upon the occurrence of such event, clauses 16.1.3(vii) and 16.32 above shall cease to have any effect.

16.36.	Interest Payment Loans; Additional Investment Undertakings

[Intentionally Deleted]

16.37.	Undertakings with Respect to Jazz

Without derogating from the provisions of the letter, dated August 19, 2008, from the Borrower to the Banks requesting the consent of the Banks to the acquisition of Jazz by the Borrower, notwithstanding anything to the contrary in this Agreement, the Borrower will:

16.37.1.	ensure that Jazz and its Subsidiaries (“the Jazz Group”) will remain entities separate from the Borrower and the Borrower shall adopt, and adhere to, an arm’s length structure and mechanism (such adoption and adherence to be in accordance with legal advice of reputable external US counsel), so as to assure that the Borrower will continue to have no liability whatsoever (whether as principal, surety, guarantor or otherwise) for any of the current or future Indebtedness or other liabilities or obligations, in whole or in part, of any of the Jazz Group, whether actual or contingent (“the Jazz Indebtedness and Obligations”), whether before or after consummation of the acquisition by the Borrower of the shares of Jazz;

16.37.2.	not assume, guarantee or otherwise undertake to be liable or obligated for, or grant any Encumbrances on any of the assets of the Borrower to secure, any Jazz Indebtedness and Obligations; and

16.37.3.	not invest in, finance, loan or transfer any amounts to, any of the Jazz Group or otherwise expend any funds of the Borrower in the operation of the Jazz Group, save for payments to the Jazz Group for goods, services and rights received on an arm’s length basis, provided that they are in accordance with the aforesaid legal advice.

17.	DEFAULT

17.1.	Events of Default

Each of the events set out in clause 17.2 to clause 17.20B is an Event of Default (whether or not caused by any reason outside the control of the Borrower or of any other person).

17.2.	Non-Payment

The Borrower does not pay any amount payable by it under any Finance Document at the place and in the funds expressed to be payable, within the earlier of: (i) 7 (seven) Business Days; or (ii) 10 (ten) days, of the due date for payment.

17.3.	Breach of Obligations

17.3.1.	There is any breach of: (i) the provisions of any of clauses 16.4–16.7 (inclusive); clauses 16.9.1, 16.10, 16.11, 16.13.1, 16.15, 16.24 and clauses 16.31–16.33 (inclusive) and, if such default is capable of remedy within such period, within 7 (seven) days after receipt by the Borrower of written notice from the Banks requiring the failure to be remedied, the Borrower shall have failed to cure such default; or (ii) the provisions of any of clauses 16.25, 16.27, 16.29 or 16.37.

17.3.2.	The Borrower fails to comply with any undertaking or obligation contained in any Finance Document (other than an undertaking referred to in clause 17.3.1 above) and, if such default is capable of remedy within such period, within 14 (fourteen) days after receipt by the Borrower of written notice from the Banks requiring the failure to be remedied, the Borrower shall have failed to cure such default. For the removal of doubt, this clause 17.3 shall not be construed as derogating from any other provision of this clause 17 and, without limiting the generality of the aforegoing, the respective cure periods specified in this clause 17.3 shall be applicable only with respect to Defaults specified in clause 17.3.1(i) or this clause 17.3.2 (as applicable) and not to any other provision of this clause 17.

17.3.3.	No breach in respect only of Permitted Financial Indebtedness as referred to in clause 1.1.115(c) above shall constitute an Event of Default, provided the conditions set forth in clauses 17.6.6(a) and (b) below are met.

17.4.	Misrepresentation/Breach of Warranties

Any representation or warranty made or repeated by or on behalf of the Borrower in any Finance Document, or in any certificate or statement delivered by or on behalf of the Borrower or under any Finance Document is incorrect or misleading in any material respect when made or deemed to be made or repeated.

17.5.	Invalidity

Any of the Finance Documents shall cease to be in full force and effect in any respect or shall cease to constitute the legal, valid, binding and enforceable obligation of the Borrower or in the case of any Security Document, fail to provide effective perfected security in favour of the Banks over the assets over which security is intended to be given by that Security Document.

17.6.	Cross Acceleration

17.6.1.	Any amount in respect of Financial Indebtedness of the Borrower or any Subsidiary which aggregates US $20,000,000 (twenty million United States Dollars) or its equivalent, or more at any one time outstanding:

(a)	becomes prematurely due and payable;

(b)	becomes due for redemption before its normal maturity date;

(c)	is placed on demand,

in each such case by reason of the occurrence of an event of default (howsoever characterised) or any event having the same effect resulting from a default by the Borrower.

17.6.2.	Any amount in respect of such Financial Indebtedness which aggregates US $20,000,000 (twenty million United States Dollars) or its equivalent, or more, are not paid when due (whether falling due by demand, at scheduled maturity or otherwise) or within any applicable grace period provided for in the document evidencing or constitute such Financial Indebtedness.

17.6.3.	Any Encumbrances over any assets of any one or more members of the Group (taken together, if more than one) securing an aggregate of US $20,000,000 (twenty million United States Dollars) or its equivalent, or more, become enforceable and steps are taken to enforce the same.

17.6.4.	The Borrower or any Subsidiary fails to discharge in full any judgment debt entered against it in excess of an aggregate amount of US $20,000,000 (twenty million United States Dollars) or its equivalent, within 30 (thirty) days of the relevant judgment being entered against it, unless such judgment is being contested in good faith on reasonable grounds following external legal advice.

17.6.5.	Any default under or breach of the terms and conditions of the Permitted Subordinated Debt shall have occurred. For the removal of doubt, the institution of Proceedings as referred to in clause 1.1.118(j)(iii)(1)(A)(I), (II) or (III) above or the non-payment by the Borrower of amounts payable by it in respect of the Equity Convertible Debentures pursuant to clause 1.118(j)(ii)(1) or (2) above (including pursuant to a rescheduling agreement) shall be deemed to constitute a default under or breach of the terms and conditions of the Permitted Subordinated Debt.

17.6.6.	The aforegoing in this clause 17.6 shall not be applicable in respect only of Permitted Financial Indebtedness as referred to in clause 1.1.115(c) above and only, and for so long as, the following 2 (two) conditions are both met:

(a)	such Permitted Financial Indebtedness is to one or both of the Banks; and

(b)	such Permitted Financial Indebtedness is secured in full by deposits (in amounts to be not less than the amount of such Permitted Financial Indebtedness) placed with the relevant Banks and duly charged by first-ranking floating charge in favour of the Banks.

17.7.	Insolvency and Rescheduling

The Borrower or any material Subsidiary of the Borrower is unable to pay its debts as they fall due or admits inability to pay its debts as they fall due, commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its Indebtedness or makes a general assignment for the benefit of or a composition with its creditors.

17.8.	Winding-Up

The Borrower or any material Subsidiary of the Borrower takes any corporate action or other steps are taken or Proceedings are started or are consented to or any Order is made for its winding-up, liquidation, bankruptcy, dissolution, administration or re-organisation (or for the suspension of payments generally or any process giving protection against creditors) or for the appointment of a liquidator, receiver, administrator, administrative receiver or similar officer of it or of all or any part of its revenues or assets or such a person is appointed, which action, steps, Proceedings or Order are not cancelled or withdrawn within 60 (sixty) days of the occurrence or institution thereof.

17.9.	Execution or Other Process

Any execution, attachment, sequestration or other process arising out of any claim by any third party against the Borrower or any material Subsidiary of the Borrower, save where: (a) the Borrower is in good faith on reasonable grounds, contesting the execution, attachment, sequestration or other process by appropriate Proceedings diligently pursued; (b) the Banks are satisfied that the ability of the Borrower to comply with its respective obligations under the Finance Documents will not be adversely affected whilst such distress, execution, attachment, diligence or other process is being so contested; and (c) such process as aforesaid is cancelled or withdrawn not later than 45 (forty-five) days after the institution thereof.

17.10.	Material Contracts

17.10.1.	[Intentionally Deleted]

17.10.2.	Other than as permitted under clause 16.13 above: (i) any of the Material Contracts specified in Schedule 1.1.101 hereto shall cease to be in full force and effect or shall cease to constitute the legal, valid, binding and enforceable obligation of the Borrower or the relevant counterparty thereto; or (ii) any change adverse to the interests of the Borrower or the Banks is made to the terms of any of such Material Contracts, without the prior written consent of the Banks; or (iii) the specifications for Fab 2 are materially varied.

17.10.3.	[Intentionally Deleted]

17.11.	Proceedings

There is current or pending any litigation, dispute, arbitration, administrative, regulatory or other Proceedings or enquiry concerning or involving the Borrower or any Subsidiary of the Borrower which is likely to have a Material Adverse Effect.

17.12.	Consents

17.12.1.	Any Consent necessary for the Borrower to comply with its obligations under the Finance Documents or to perform the Project in whole or in part:

(i)	is not obtained or is surrendered, terminated, withdrawn, suspended, cancelled or revoked or does not remain in full force and effect or otherwise expires and is not renewed prior to its expiry (in each case, without replacement by permits, consents or authorisations, as applicable, having equivalent effect); or

(ii)	is modified in any material adverse respect or breached.

17.12.2.	The Borrower becomes aware of any event which is reasonably likely to give rise to the revocation, termination, cancellation or suspension of the Consents or any of them (without replacement) in such circumstance where the Borrower is unable to demonstrate to the reasonable satisfaction of the Banks within 30 (thirty) days of such event occurring that such termination, suspension or revocation will not occur.

17.13.	Material Adverse Effect

Any event or series of events occur which, in the reasonable opinion of the Banks, after discussion with the Borrower, is likely to have a Material Adverse Effect, including, any material adverse change in the business or financial condition of the Borrower or in the ability of the Borrower to perform its obligations under the Finance Documents or under the Material Contracts or to complete the Project.

17.14.	Fab 2

Fab 2 or any other material equipment needed for the Project is destroyed or materially damaged so as to render Fab 2 or a substantial portion thereof inoperable or declared by the insurers to be a total loss or a constructive total loss.

17.15.	Completion of Fab 2

[Intentionally Deleted]

17.16.	Construction Contract

[Intentionally Deleted]

17.17.	Government Action

Any government or Governmental Body: (a) nationalises, seizes or expropriates all or any substantial or material part of the assets of the Borrower, or its share capital, or Fab 2 or any part thereof; or (b) assumes custody or control of such assets, or of the business or operations of the Borrower, or of its share capital or of Fab 2; or (c) takes any action for the dissolution of the Borrower, or (d) takes any action that would prevent the Borrower or its officers from carrying on its business or operations or a substantial or material part thereof, or the Project; or by or under the authority of the government of Israel or any other competent Israeli Governmental Body any law is introduced after the date hereof imposing restrictions on the free exchange of NIS for Dollars or of Dollars for NIS.

17.18.	Illegality

It is or becomes unlawful for the Borrower to perform any of its material obligations under the Finance Documents or any of its material obligations under any of the Material Contracts.

17.19.	Investment Centre Fab 2 Grants

The Borrower is in breach of any material condition of the approvals of the Investment Centre Fab 2 Grants or the Israeli government cancels or reduces such Grants or any part thereof (save to the extent that such Grants may be, and are in fact, replaced by Paid-in Equity and/or equity equivalent capital notes).

17.20.	Default by the Borrower under any Qualifying Wafer Prepayment Contract

[Intentionally Deleted]

17.20A.	Prohibited Payment under the Permitted Subordinated Debt

The Borrower shall make any payment (whether of principal, Interest or any other amount) in respect of the Permitted Subordinated Debt, other than as permitted pursuant to the provisions of clause 1.1.118 above.

17.20B.	Outside Investment Undertaking

17.20B.1.	[Intentionally Deleted]

17.20B.2.	(a)	Any of the representations and warranties by any Lead Investor in any Outside Investment Undertaking to which it is a party are incorrect or misleading in any material respect when made or deemed to be made or repeated.

(b)	Any Lead Investor fails to comply with any undertaking or obligation contained in any Outside Investment Undertaking to which it is a party and, if such default is capable of remedy within such period, within 7 (seven) days after the earlier of the Lead Investor becoming aware of such default and receipt by the Lead Investor of written notice from the Banks requiring the failure to be remedied, that Lead Investor shall have failed to cure such default.

(c)	Any Outside Investment Undertaking shall cease to be in full force and effect in any material respect or shall cease to constitute the legal, valid, binding and enforceable obligation of any Lead Investor party to it or it shall be unlawful for any Lead Investor to perform any of its material obligations under any of the Outside Investment Undertakings, unless it expires in accordance with its terms.

(d)	Any Lead Investor repudiates the Outside Investment Undertaking to which it is a party.

17.20C.	TIC Safety Net Undertaking

17.20C.1.	Any of the representations and warranties by TIC in the TIC Safety Net Undertaking is incorrect or misleading in any material respect when made or deemed to be made or repeated.

17.20C.2.	TIC fails to comply with any undertaking or obligation contained in the TIC Safety Net Undertaking and, if such default is capable of remedy within such period, within 7 (seven) days after the earlier of TIC becoming aware of such default and receipt by TIC of written notice from the Borrower requiring the failure to be remedied, TIC shall have failed to cure such default.

17.20C.3.	The TIC Safety Net Undertaking shall cease to be in full force and effect in any material respect or shall cease to constitute the legal, valid, binding and enforceable obligation of TIC or it shall be unlawful for TIC to perform any of its material obligations under the TIC Safety Net Undertaking, unless it expires in accordance with its terms.

17.20C.4.	TIC repudiates the TIC Safety Net Undertaking.

17.21.	Acceleration

Upon the occurrence of an Event of Default and at any time thereafter while the same is continuing, the Banks may, by notice to the Borrower:

17.21.1.	declare that an Event of Default has occurred; and/or

17.21.2.	declare that the Loans together with all Interest accrued on all Loans and all other amounts (including amounts due under clause 19, to the extent applicable) payable by the Borrower under the Finance Documents from time to time, shall thenceforth be repayable on demand being made by the Banks (and in the event of any such demand, the Loans, such Interest and such other amounts shall be immediately due and payable); and/or

17.21.3.	declare the Loans immediately due and payable, whereupon they shall become immediately due and payable, together with all Interest accrued on the Loans and all other amounts payable by the Borrower or under the Finance Documents (including, amounts due under clause 19, to the extent applicable); and/or

17.21.4.	[Intentionally Deleted]

17.22.	Loans Due on Demand

If, pursuant to clause 17.21.2 above the Banks declare the Loans to be due and payable on demand, then and at any time thereafter, so long as any Event of Default is continuing or has not been waived, the Banks may by written notice to the Borrower require repayment of the Loans on such date as the Banks may specify in such notice (whereupon the same shall become due and payable on such date together with accrued Interest thereon and any other sums then owed by the Borrower hereunder) or withdraw such declaration with effect from such date as they may specify in such notice.

17.23.	Collection

In the event of acceleration of the Loans pursuant to clause 17.21.3 above or of a written notice under clause 17.22 above, then, without derogating from any other remedies or relief available to the Banks under law or under any of the Finance Documents, the Banks shall be entitled to take all steps as they deem fit in order to collect all sums owed by the Borrower to the Banks (including all sums referred to in clause 17.21 above), including, to realise all or any of the assets secured under the Security Documents, all at the expense of the Borrower and to utilise the sums received to repay in part or in full all amounts owed by the Borrower hereunder.

17.24.	Indemnity

The Borrower shall indemnify the Banks against any losses, charges or expenses which the Banks may sustain or incur as a consequence of:

17.24.1.	the occurrence of any Event of Default or Default; or

17.24.2.	the operation of clauses 17.21, 17.22 or 17.23,

including, any losses, charges or expenses on account of funds acquired, contracted for or utilised to fund any amount payable under this Agreement or any amount repaid or prepaid. A certificate of the Banks as to the amount of any such loss or expense shall be prima facie evidence in the absence of manifest error.

17.25.	Termination of Commitment

[Intentionally Deleted]

18.	DEFAULT INTEREST

18.1.	Default Rate Periods

If any sum due and payable by the Borrower hereunder or under any other Finance Document is not paid on the due date therefor in accordance with the provisions of this Agreement (“Unpaid Sum”), the period beginning on such due date and ending on the date upon which the obligation of the Borrower to pay the Unpaid Sum is discharged, shall be divided into successive periods, each of which (other than the first) shall start on the last day of such preceding period and the duration of each of which shall (except as otherwise provided in this clause 18) be selected by the Banks (such periods selected as aforesaid “Interest Periods”).

18.2.	Default Interest

During each such Interest Period as is mentioned in clause 18.1 above, an Unpaid Sum shall bear Interest at the rate per annum which is the sum from time to time of: (a) 3% (three percent); and (b) the Interest rate in respect of such Interest Period as would have been determined in accordance with clause 9.1.1 above (provided that, if, for any such Interest Period LIBOR cannot be determined, the rate of Interest applicable to such Unpaid Sum shall be the rate per annum which is the sum of: (i) 3% (three percent); and (ii) 2.5% (two point five percent) plus a rate as certified by the Banks in accordance with clause 9 above.

18.3.	Payment of Default Interest

Any Interest which shall have accrued under clause 18.2 above in respect of an Unpaid Sum shall be due and payable and shall be paid by the Borrower at the end of each Interest Period by reference to which it is calculated or on such other dates as the Banks may specify by written notice to the Borrower.

19.	BROKEN FUNDING INDEMNITY

19.1.	Broken Funding

If any Bank receives or recovers all or any part of the Loans otherwise than on the scheduled date of repayment of the Loans, the Borrower shall on the first Interest Payment Date following such repayment on demand pay to such Bank an amount equal to the amount (if any) by which: (a) the additional amount of Interest which would, in accordance with the terms of this Agreement, have been payable on the amount so received or recovered had it been received or recovered on the following Interest Payment Date exceeds (b) the amount of Interest which, in the opinion of such Bank, would have been payable to such Bank on the last day of such Interest Period in respect of a deposit in the currency of the Loans, of an amount equal to the amount so received or recovered, had such an amount been placed by it with a prime bank in London for a period starting on the date of such receipt or recovery and ending on the following Interest Payment Date. For the removal of all doubt: (i) with respect to all or any part of the Loans received or recovered otherwise than on the scheduled date of repayment of such amount relating to the Loans, the payment set forth above shall only be made once; and (ii) voluntary or mandatory prepayments made in accordance with clause 7 or 8, as the case may be, on an Interest Payment Date shall not be subject to a payment of broken funding in accordance with this clause 19.1.

19.2.	Failure to Draw Advance

[Intentionally Deleted]

20.	PAYMENTS

20.1.	Payments by Borrower

All payments to be made by the Borrower to the Banks shall be made in same day funds to the Project Accounts at such Bank or, in the event that there shall be any Bank other than Bank Hapoalim or Bank Leumi (any such other Bank, “the New Bank”), to an account in the name of the Borrower to be opened at Bank Hapoalim or Bank Leumi (such account, “the New Account”), which account shall be duly charged in favour of the Banks by way of a first-ranking fixed pledge and charge under the Debenture and shall, for all purposes under this Agreement, be a Charged Account. All payments required to be made by the Borrower under the Finance Documents shall be calculated without reference to any set-off or counterclaim and shall be made free and clear of and without any deduction for or on account of, any set-off or counterclaim. Any amount received by the Bank at which the New Account is opened (“the Account Bank”) under this Agreement into the New Account for the account of a New Bank shall be made available by the Account Bank to such New Bank by payment in same day funds to such account as such New Bank may have notified to the Account Bank in writing not less than 2 (two) Business Days prior to such distribution. Any amounts received by the Account Bank on account of the New Banks generally shall be distributed by the Account Bank to the New Bank or, if more than one, each New Bank, pro rata to the amounts which are due to the New Banks under the Finance Documents.

20.2.	Payments by Banks to Borrower

[Intentionally Deleted]

21.	SET-OFF

21.1.	Conditions for Set-Off

Each Bank may (but shall not be obliged to) set-off against any obligation of the Borrower due and payable by it to or for the account of such Bank under the Finance Documents and not paid on the due date or within any applicable grace period, any moneys held by such Bank for the account of the Borrower at any office of such Bank anywhere and in any currency, whether or not matured. For that purpose, such Bank may: (i) break or alter the amounts of all or any deposit of the Borrower; or (ii) effect such currency exchanges as are appropriate to implement the set-off and any usual charges in relation to such currency exchanges shall be paid by the Borrower and such Bank shall not be liable to the Borrower for any penalties, losses or other damage resulting from any such breakage, alteration or currency exchange. The Banks shall give notice to the Borrower of any such set-off on or prior to the date of making such set-off.

21.2.	Debit or Credit of Accounts

Each Bank shall be entitled (but not obliged): (i) to debit any of the Borrower’s accounts at such Bank (even if not related to the Project) with any amount needed to pay any amount payable by the Borrower to such Bank under this Agreement and whether such account is credited or overdrawn or will become overdrawn as a result of such debiting; and (ii) to credit any amount received from the Borrower or for its account to such account of the Borrower at such Bank as it deems fit.

22.	APPLICATION OF PAYMENTS

22.1.	Insufficient Payment

If any Bank receives a payment insufficient to discharge all the amounts then due and payable by the Borrower to it under the Finance Documents, such Bank shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order or in such other order as such Bank may deem fit:

22.1.1.	firstly, in or towards payment of any unpaid fees, costs and expenses of such Bank or any Receiver (as defined in any Security Document) under the Finance Documents; and

22.1.2.	secondly, in or towards payment of any other amount due to such Bank but unpaid under this Agreement or any other Finance Document, other than principal (including, Interest, damages, commissions, fees, broken funding indemnity fees and all other costs), the above in such order as such Bank deems fit; and

22.1.3.	thirdly, in or towards payment to such Bank on account of the principal of the Loans.

22.2.	Currency Conversion

If, notwithstanding the obligations of the Borrower under this Agreement (and without derogating from such obligations), any sum is received by any Banks in a currency (“the first currency”) other than the currency (“the second currency”) in which the relevant amount is to be paid pursuant to the provisions of this Agreement, then such sum shall be converted into the second currency at the buying rate of the second currency in the first currency prevailing at such Bank at the close of business on the date of receipt thereof.

23.	CALCULATIONS AND EVIDENCE OF DEBT

23.1.	Each Bank shall maintain in accordance with its usual practice accounts evidencing the amounts from time to time lent by and owing to it hereunder.

23.2.	In any legal action or Proceeding arising out of or in connection with this Agreement the entries made in the accounts maintained pursuant to clause 23.1 above shall, in the absence of manifest or proven error, be prima facie evidence of the existence and amounts of the specified obligations of the Borrower.

23.3.	A certificate of a Banks as to: (a) the amount by which a sum payable to it hereunder is to be increased under clause 12.1 above; or (b) the amount for the time being required to indemnify it against any such cost, payment or liability as is mentioned in clause 13.1 above shall, in the absence of manifest or proven error, be prima facie evidence of the existence and amounts of the specified obligations of the Borrower.

24.	SHARING BETWEEN BANKS

The Borrower acknowledges that it has been or will be agreed between the Banks that, subject to certain conditions, if a Bank (“the Sharing Bank”) receives or recovers (including by way of set-off) any sum in respect of an amount due to it from the Borrower under this Agreement or any of the other Finance Documents otherwise than by payment by the Borrower in accordance with the terms of this Agreement or any of the other Finance Documents:

24.1.	the Sharing Bank shall forthwith pay to each of the other Banks an amount equal to each other Bank’s Proportion of the sum so received or recovered. The Borrower hereby acknowledges and agrees that, subject to clauses 24.2 below, upon such payment being made, as between the Borrower and the Sharing Bank, the Borrower shall remain indebted to the Sharing Bank under this Agreement in the amount paid by the Sharing Bank to such other Banks as if the Sharing Bank had not received or recovered the sum mentioned above and each Bank receiving a payment from a Sharing Bank shall treat the amount paid to it by the Sharing Bank as if it were a payment by the Borrower on account of amounts due from the Borrower under this Agreement; and

24.2.	any payment made by the Sharing Bank under clause 24.1 above shall (whether or not stated to be so subject) be subject to the condition that, if all or any part of the amount paid by the Sharing Bank to such other Bank has to be repaid by the Sharing Bank to the Borrower or any other person, whether under any insolvency law or otherwise, each of the Banks (other than the Sharing Bank) which received any part of the Sharing Bank’s payment shall repay to the Sharing Bank the amount which the Sharing Bank distributed to that Bank, together with such amount (if any) as is necessary to reimburse the Sharing Bank the appropriate portion of any Interest it was obliged to pay on the sum it repaid to the Borrower or other person concerned.

25.	ASSIGNMENTS AND TRANSFERS

25.1.	This Agreement shall be binding upon and enure to the benefit of each party hereto and its or any subsequent permitted successors, transferees and permitted assigns.

25.2.	The Borrower shall not be entitled to assign or transfer all or any of its rights, benefits and obligations under any of the Finance Documents.

25.3.	Any Bank may, at any time, assign all or any of its rights, benefits and obligations under the Finance Documents to any Israeli bank, financial institution (including benefit funds) or Israeli authorised dealer under the Value Added Tax Law; or (iii) with the prior consent of the Borrower (not to be unreasonably withheld), any other banking corporation or financial institution; provided that: (a) [Intentionally Deleted]; (b) the total number of Banks shall not exceed 8 (eight) at any time; and (c) in the event that any such Bank shall, in accordance with the aforegoing, wish to make an assignment as referred to in clause 25.3 above to a foreign bank in respect of which the Borrower shall, under clause 12.1 above be required to make an additional payment (which it is not entitled pursuant to clause 12.1, to deduct from payments to such foreign bank), by virtue of such bank being a foreign bank, then such an assignment shall not be permitted, unless: (1) such foreign bank waives its rights under clause 12 to receive such additional payment as aforesaid; or (2) the Bank making such assignment is doing so as a result of Bank of Israel requirements relating to the making of loans to, or the making of reserves in respect of loans to, a group of borrowers or a single borrower. Any Bank may also sell sub-participations in the Loans to such bank or financial institution as such Bank may deem fit. As a condition to any assignment, the assignee shall sign a written undertaking which provides that the Borrower shall only be required to interface with the assigning Banks and all communications, notice and other interactions, or waivers, consents or other agreements relating to the Borrower shall only be facilitated by and on behalf of the assigning Bank.

25.4.	The Banks may at any time disclose to any actual or potential assignee or transferee or subparticipant (or other party entering into contractual arrangements to assume risks in relation to the Loans) in respect of the Finance Documents, such information about the Finance Documents, the Project (including Fab 2) and the Borrower as the Banks shall consider appropriate but only after having first obtained from such potential assignee, transferee or subparticipant or equivalent a confidentiality undertaking equivalent in effect to the confidentiality agreements set out in clause 33 below in writing and addressed to the relevant Bank and the Borrower. The Banks may also disclose any such information to the Bank of Israel, the Supervisor of Banks and any person acting on their behalf or any other Governmental Body to which the Banks are subject, upon receipt by such Bank of a demand for such information from any such person or Governmental Body.

26.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Banks, or of the Borrower, of any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exhaustive of any rights or remedies provided by law.

27.	NOTICES

27.1.	Notices in Writing

Notices to be given hereunder shall be in writing and may be given personally, by facsimile or, if not available, as required by clause 27.2 below. Any notice to be given to a Bank or by a Bank must be given during normal banking hours of such Bank to the person and at the address designated below. If notice is sent by facsimile during normal banking hours as aforesaid, it shall be deemed to have been served when confirmation of receipt by the intended recipient has been received. All notices given by facsimile shall be confirmed by letter despatched in the manner provided in clause 27.2 within 24 (twenty-four) hours of transmission.

27.2.	Addresses

Any other notices to be given hereunder shall be served on a party by prepaid express registered letter (or nearest equivalent) to its address given below or such other address as may from time to time be notified for this purpose and any notice so served shall be deemed to have been served within 5 (five) days after the time at which such notice was posted and in proving such service, it shall be sufficient to prove that the notice was properly addressed and posted:

27.2.1.	to the Borrower at:	Tower Semiconductor Ltd. P.O. Box 619 Migdal Haemek Israel Facsimile: (04) 604 7242 Attention: Oren Shirazi Acting Chief Financial Officer

with a copy to:	Yigal Arnon & Co. 1 Azrieli Center 46th Floor, The Round Tower Tel-Aviv, 67021 Facsimile: (03) 608 7714 Attention: David H. Schapiro, Adv.

27.2.2.	to Bank Hapoalim at:	Corporate Division Migdal Levenstein 23 Menachem Begin Road Tel-Aviv Facsimile: (03) 567 2995 Attention: Head of Corporate Division

27.2.3.	to Bank Leumi at:	Corporate Division 34 Yehuda Halevi Street Tel-Aviv Facsimile: (03) 514 9278 Attention: Manager of Hi-Tech Industries Section

28.	AMENDMENTS

Any addition, variation, modification or amendment to this Agreement shall not be effective unless any such addition, variation, modification or amendment is in writing and signed by the authorised signatories of all of the parties to this Agreement.

29.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

30.	GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and shall be construed in accordance with Israeli law and the courts of Tel-Aviv-Jaffa shall have exclusive jurisdiction to hear any matters, provided that the Banks shall be entitled to sue the Borrower in any jurisdiction in which it has an office or holds assets.

31.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties with respect to the subject-matter hereof and supersedes any prior agreement, or arrangement amongst the parties. Any addition or amendment to this Agreement shall not be effective unless in writing signed by the authorised signatories of both the parties.

32.	CONFIDENTIALITY

Subject to clause 25.4 above, the Banks shall keep confidential all confidential information received from the Borrower concerning the Borrower and its Business and will not disclose any such information to any third party, including to any shareholders of the Borrower, without the prior written consent of the Borrower unless such disclosure is:

32.1.	made in connection with any Proceedings arising out of or in connection with any Finance Document, to the extent that such a party reasonably considers it necessary to protect its interests; or

32.2.	required by an Order of a court of competent jurisdiction; or

32.3.	made or required pursuant to any law or Proceeding in accordance with which the relevant party concerned is required to act or otherwise required to be disclosed by any banking or other regulatory or examining authorities or enquirers (whether Governmental Body or otherwise); or

32.4.	made to its auditors for the purpose of enabling them to undertake any audit or to its legal advisers when seeking bona fide legal advice in connection with the Finance Documents or otherwise to any of its officers and employees considered to need to know the information concerned.

The restriction contained in this clause 32 shall continue to bind each Bank after termination of, or after the termination of its participation in, the Facility, without limit in time.

For the purpose of the above, “confidential information” shall exclude:

(i)	information which at the time of disclosure to any Bank (or any of its advisers) is in the public domain (other than through a breach of this clause 32 by such Bank);

(ii)	information which, prior to such disclosure, becomes generally available to third parties or otherwise in the public domain by publication or through no fault of any Bank; and

(iii)	information which is lawfully in the possession of any Bank prior to such disclosure or subsequently comes into its possession, other than by reason of any breach of any confidentiality undertaking in favour of the Borrower.

Nothing herein contained shall limit or restrict the liability or right of any Bank and any Bank shall be entitled, to disclose to any other Bank, confidential information concerning the Borrower, the Project, Fab 2 or any other matter relating to the Finance Documents and the Material Contracts, including regarding the bank accounts of the Borrower.

33.	BANKS REPRESENTATION

Each of the Banks, with respect to itself only, hereby represents that the relevant committees and other bodies of the Banks have passed all resolutions necessary to approve the Loans granted to the Borrower under this Agreement.

[Signature Page to Amended and Restated Facility Agreement]

the BORROWER:

for	TOWER SEMICONDUCTOR LTD.

By:

Title:

the BANKS:

for	BANK HAPOALIM B.M.	for	BANK LEUMI LE-ISRAEL B.M.

By:		By:

Title:		Title: